UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 25, 2016

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Monday, July 25, 2016, at 4:00 p.m., Central Time, for the following purposes:

1.	To elect three directors to serve a three-year term and until his or her successor is elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017;

3	To approve amendments to the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan (the “Plan”) to (a) increase the available number of shares for Awards under the Plan and (b) limit the maximum aggregate compensation (cash and Awards under the Plan) payable in any calendar year to any Non-Employee Director;

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on May 27, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name” (i.e., through a broker), you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

Christopher T. Metz President, Chief Executive Officer and Director

Plymouth, Minnesota

June 20, 2016

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on July 25, 2016:

This Proxy Statement and Notice of Annual Meeting, and our Annual Report for the fiscal year ended March 31, 2016 are available at: www.proxypush.com/acat

ARCTIC CAT INC.

505 Highway 169 North, Suite 1000

Plymouth, MN 55441

PROXY STATEMENT

Annual Meeting of Shareholders

July 25, 2016

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company,” “we,” “us” or “our”), to be voted at our 2016 Annual Meeting of Shareholders that will be held at our main manufacturing facility located at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Monday, July 25, 2016, at 4:00 p.m., Central Time, or any adjournment or adjournments thereof (the “Annual Meeting”). If you need directions to the Annual Meeting, please call (763) 354-1800. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about June 20, 2016.

Our Annual Report for the fiscal year ended March 31, 2016 (“fiscal 2016”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. This includes (1) the election of three directors to serve a three-year term and until his or her successor is elected and qualified, (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, (3) to approve amendments to the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan (the “Plan”) to (a) increase the available number of shares for Awards under the Plan and (b) limit the maximum aggregate compensation (cash and Awards under the Plan) payable in any calendar year to any Non-Employee Director, and (4) the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. In addition, management will report on our performance and respond to questions from shareholders.

Who is Entitled to Vote?

Only shareholders of record of our outstanding common stock (the “Common Stock”) at the close of business on the record date, May 27, 2016 (the “record date”), are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting.

Who May Attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 13,052,843 shares of our Common Stock were outstanding. If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

How Do I Vote?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted in accordance with the Board’s recommendations: FOR the three nominees for director in Proposal 1, FOR Proposal 2 ratifying the selection of Grant Thornton LLP, FOR Proposal 3 to approve amendments to the Plan, and at the discretion of the Proxy Agents (as hereafter defined) as to any other matters that may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so by 11:59 p.m. Central Time on Sunday, July 24, 2016. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

Can I Change My Vote After I Return My Proxy Card or Vote Electronically?

Yes. Even after you have submitted your proxy card or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1.	Returning a later-dated proxy (by mail, Internet or telephone);

2.	Delivering a written notice of revocation to our Secretary at our principal executive office at 505 Highway 169 North, Suite 1000, Plymouth, MN 55441; or

3.	Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

What are the Board’s Recommendations?

The Board’s recommendation is set forth after the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the three nominated directors to serve a three-year term and until his or her successor is elected and qualified (see Proposal 1); and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017 (see Proposal 2).

•

FOR the approval of amendments to the Plan to (a) increase the available number of shares for Awards under the Plan and (b) limit the maximum aggregate compensation (cash and Awards under the Plan) payable in any calendar year to any Non-Employee Director (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, Christopher T. Metz and Kenneth J. Roering (the “Proxy Agents”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

What Vote is Required to Approve Each Proposal?

For Proposal 1, the election of directors, in an uncontested election such as this, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order to elect such director nominee. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. As such, proxies marked “abstain” with respect to a nominee will have no impact on the election of such nominee. See “Proposal 1—Election of Directors” in this Proxy Statement.

For Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. For this proposal, “abstentions” will be counted as shares “present and entitled to vote” and will have the effect of a vote “against” this proposal. See “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement.

For Proposal 3, the approval of amendments to the Plan to (a) increase the available number of shares for Awards under the Plan and (b) limit the maximum aggregate compensation (cash and Awards under the Plan) payable in any calendar year to any Non-Employee Director, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval. For this proposal, “abstentions” will be counted as shares “present and entitled to vote” and will have the effect of a vote “against” this proposal. See “Proposal 3—Approval of Amendments to the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan to (a) Increase the Available Number of Shares for Awards under the Plan and (b) Limit the Maximum Aggregate Compensation (Cash and Awards under the Plan) Payable in Any Calendar Year to Any Non-Employee Director” in this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the proposal will be required for approval.

Under the New York Stock Exchange, or NYSE, rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. The NYSE rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. Proposal 1—Election of Directors and Proposal 3—Approval of Amendments to the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan to (a) Increase the Available Number of Shares for Awards under the Plan and (b) Limit the Maximum Aggregate Compensation (Cash and Awards under the Plan) Payable in Any Calendar Year to Any Non-Employee Director are not “routine” matters. Accordingly, if you do not direct your broker how to vote, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote,” and although your shares will be considered to be represented by proxy at the Annual Meeting, as previously discussed above under “What constitutes a quorum?,” they are not considered to be shares “present and entitled to vote” at the Annual Meeting and will have no impact on the outcome of the proposal. Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction.

Who Will Count the Vote?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

What Does it Mean if I Receive More Than One Proxy Card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How Will Discretionary Voting on Any Other Business or Adjournment of the Annual Meeting be Conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to the Proxy Agents to vote on such matters at their discretion, including whether to adjourn the Annual Meeting.

Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How are Proxies Solicited?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other regular employees by telephone, through electronic transmission, facsimile transmission or personal solicitation, and no additional compensation will be paid to such individuals. We will request any banks, brokerage houses, other custodians, nominees and certain fiduciaries to forward proxy materials and annual reports to the beneficial owners of our Common Stock.

Who Pays for the Cost of this Proxy Solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Procedures at the 2016 Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Bylaws will be considered, and no such nominations or other proposals were received. Under our Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the Annual Meeting or a proposal for any other business to be brought before the Annual

Meeting must have been received by our Secretary not earlier than 120 days nor later than 90 days prior to the meeting date corresponding with the previous year’s annual meeting of shareholders, which for purposes of this Annual Meeting was no earlier than April 8, 2016 nor later than May 9, 2016. Additionally, such notice for any nomination or proposal must have contained the specific information required by our Bylaws, including, among other things, the name and address of the shareholder making the nomination; a representation that the shareholder will appear at the Annual Meeting; the name, age, business and residence, and occupation of the nominee; any arrangements or understandings between the shareholder and nominee relating to the nomination; and the consent of the nominee to serve if elected. This summary information regarding our Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which can be found on our website at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link).

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information as to the beneficial ownership of our Common Stock (the only class of capital stock outstanding) at the record date (unless otherwise indicated) by (i) the only shareholders known to us to beneficially own 5% or more of such stock, (ii) each director nominee, and each of our directors and named executive officers and (iii) all current directors and executive officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock
Investco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	1,833,140	(1)	14.0%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,265,694	(2)	9.7%

FMR LLC 245 Summer Street Boston, MA 02210	814,900	(3)	6.2%

T. Rowe Price and Associates, Inc. P.O. Box 89000 Baltimore, MD 21289	688,105	(4)	5.3%

Christopher T. Metz	95,958	(5)	*
Christopher J. Eperjesy	16,751	(5)	*
Tracy J. Crocker	20,587	(5)	*
Greg Williamson	14,672	(5)	*
Bradley D. Darling	17,643	(5)	*
Kim A. Brink	—		*
Tony J. Christianson	25,035	(5)	*
Andrew S. Duff	—		*
Susan E. Lester	48,082	(5)	*
Joseph F. Puishys	24,208	(5)(6)	*
Kenneth J. Roering	54,152	(5)	*
All Current Directors and Executive Officers as a Group (14 persons)	351,470	(5)	2.7%

*	Less than 1%.
(1)	Based on information included in a Schedule 13G/A filed with the SEC on February 3, 2016. Invesco Ltd. has sole voting power and sole dispositive power over all of the shares it holds.
(2)	Based on information included in a Schedule 13G/A filed with the SEC on January 25, 2016. BlackRock, Inc. has sole voting power over 1,228,423 shares and sole dispositive power over all of the shares it holds.
(3)	Based on information included in a Schedule 13G filed with the SEC on February 12, 2016. FMR LLC has sole voting power and sole dispositive power over all of the shares it holds.
(4)	Based on information included in a Form 13F filed with the SEC on May 16, 2016. T. Rowe Price and Associates, Inc. has sole voting power over 92,770 shares and sole dispositive power over all of the shares it holds.

(5)	Includes the following number of shares vesting or exercisable by the indicated individuals and group within 60 days from the record date pursuant to the vesting of restricted stock units or the exercise of outstanding stock options: Mr. Metz, 73,031 shares; Mr. Eperjsey, 10,626 shares; Mr. Crocker, 14,368 shares; Mr. Williamson, 10,447 shares; Mr. Christianson 8,559 shares; Ms. Lester, 35,644 shares; Mr. Puishys, 5,683 shares; Dr. Roering, 48,676 shares; and all directors and executive officers as a group, 207,034 shares.
(6)	Includes 16,144 shares indirectly held by Mr. Puishys in a trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16 of the Exchange Act of 1934. Based solely on a review of copies of those reports, or written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2016, except that on April 8, 2015, William J. Nee filed an amended Form 4 to report two tax withholdings of vested restricted stock that occurred on April 1 and April 2, 2015 and, on April 1, 2016, Patricia L. Jones filed a Form 4 to report grants of restricted stock units and stock options that occurred on March 28, 2016 due to a delay by the SEC in processing Ms. Jones’s CIK number.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Articles of Incorporation, the Board is divided into three classes of directors, with each director serving a three-year term. Generally, each year only one class of directors is subject to a shareholder vote.

This year, upon the recommendation of the Governance Committee, which is comprised of independent directors, the Board has nominated three directors: Andrew S. Duff, Susan E. Lester and Christopher T. Metz, who are incumbent directors and whose terms expire this year. If elected, Messrs. Duff and Metz and Ms. Lester’s terms will expire in 2019 and when his or her successor is duly elected. It is intended that proxies will be voted for each nominee. We believe that each nominee will be able to serve, but should he or she be unable to serve as a director prior to the Annual Meeting, either the Proxy Agents will have the authority to vote for any substitutes who may be nominated in accordance with our Articles of Incorporation and Bylaws or we will set the number of directors for the Company within the authorized range of three to nine directors at a lower number or leave the director seat open for future action by the Board.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to us by the nominees and the directors. Unless otherwise indicated, the nominees and the directors have held their respective identified positions for more than the past five years. The Governance Committee has determined that each of Mr. Duff and Ms. Lester qualifies as an “independent director” as defined by the NASDAQ listing rules.

	Name, Age and Principal Occupation	Director Since

Nominated for a term expiring in 2019:

	Andrew S. Duff, 58, became Chairman and Chief Executive Officer of Piper Jaffray Companies, a publicly-held investment bank and asset management firm, following completion of its spin-off from U.S. Bancorp on December 31, 2003. He has also served as Chairman of its broker-dealer subsidiary since 2003, and as Chief Executive Officer of its broker-dealer subsidiary since 2000. Mr. Duff joined the Piper Jaffray institutional fixed income sales department in 1980 and later assumed various leadership roles with the company, including President of Piper Jaffray from 1996 through 2003 and Vice Chair of U.S. Bancorp for the wealth management group from 1999 through 2003. Mr. Duff has more than 30 years of experience in the capital markets industry with Piper Jaffray, and he has experience leading that company as Chairman and Chief Executive Officer since its spin-off from U.S. Bancorp in 2003. Mr. Duff’s extensive knowledge of the capital markets industry and financial and accounting issues, as well as his experience as chairman and CEO, will be useful in assisting Arctic Cat with formulation of business plans and growth strategies and will provide a valuable perspective to the Board.	2015

	Susan E. Lester, 59, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; director of PacWest Bancorp; within the past five years a director of Lender Processing Services, Inc. Ms. Lester brings to the Board financial expertise, extensive knowledge of accounting issues and senior leadership. These skills provide a strong foundation for Ms. Lester’s service to the Board in her position as Chair of our Audit Committee and qualify her as an “audit committee financial expert” as defined in rules and regulations promulgated by the SEC.	2004

	Christopher T. Metz, 51, became our President and Chief Executive Officer effective December 3, 2014. He previously served as a Managing Director of Sun Capital Partners, Inc. from 2005 to 2014. Prior to joining Sun Capital, Mr. Metz was President at Black & Decker, leading its Hardware and Home Improvement Group from 1999 to 2005. During his 13 years at Black & Decker, Mr. Metz held various other senior leadership positions, including President of Kwikset Corporation, President of Price Pfister faucets, President of Baldwin Hardware, and General Manager of European Professional Power Tools and Accessories, based in Frankfurt, Germany. Mr. Metz previously served on the board of directors of Vince Holding Corp. from 2008 to 2014. Mr. Metz brings to the Board extensive global operating and leadership experience in the consumer and durable goods industries.	2014

	Name, Age and Principal Occupation	Director Since

Other directors whose term of office will continue after the Annual Meeting and whose term expires in 2017:

	Tony J. Christianson, 64, Founder and Chairman of Cherry Tree Companies (investment management and investment banking firm) since October 1980; Director of AmeriPride Services Inc., Titan Machinery Inc. and Adam Smith Advisors; within the past five years a director of Znomics, Inc. (now Williston Hldg. Co.), The Dolan Company and Peoples Educational Holdings. Mr. Christianson’s extensive knowledge of capital management and financial and accounting issues, as well as his deep knowledge of and experience with a variety of businesses, many of which face similar issues as the Company, adds valuable perspective to the Board.	2009

	Kenneth J. Roering, 74, Currently a Professor Emeritus of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 22 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; and has directed and participated in management development programs throughout the world. Dr. Roering has served on numerous corporate boards and currently serves on the University of Minnesota M Health Board. With his extensive academic work and broad experience as a consultant for many respected companies, Mr. Roering brings to the Board extensive marketing and brand management expertise and experience and significant corporate governance leadership.	1996

	Name, Age and Principal Occupation	Director Since

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2018:

	Kim A. Brink, 49, Chief Operating Officer of Team Detroit beginning July 2015; Senior Vice President of the National Association for Stock Car Auto Racing, Inc. from 2011 to July 2015; Executive Director Advertising and Promotion of Cadillac from 2010 to 2011; Executive Director Advertising and Promotion of Chevrolet from 2003 to 2010. Ms. Brink’s experience in global marketing and brand management, including extensive knowledge about brand expansion and sales growth, provides the Board with operating leadership and an innovative marketing and sales perspective.	2015

	Joseph F. Puishys, 58, Chief Executive Officer, President and director of Apogee Enterprises, Inc., a value-added glass products and services company, since August 2011. Prior to joining Apogee Enterprises, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992. Mr. Puishys brings to the Board extensive knowledge and operational experience derived from his years in various manufacturing company roles.	2012

Vote Required. In an uncontested election such as this, the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order to elect such director nominee. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. As such, proxies marked “abstain” with respect to a nominee will have no impact on the election of such nominee.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Governance Policies and Practices. The Board of Directors operates under a set of Corporate Governance Guidelines designed to ensure efficient, transparent and effective governance. Amongst other things, these guidelines address Board size and composition; director selection and independence; director stock ownership guidelines and compensation; Committees; Chairman and CEO role; Lead Director position and responsibility; and CEO annual evaluation.

Additional information about these guidelines may be found on our website at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link). Our Corporate Governance Guidelines are reviewed annually by the Governance Committee and changes are recommended to the full Board when appropriate.

Board Leadership Structure. The Board as a whole determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company and its shareholders. Currently, we separate the roles of Chairman and CEO in recognition of the difference between the two roles, with Dr. Roering serving as Chairman of the Board. The Chairman, or the Lead Director if the Chairman is not “independent”, presides over an executive session of the independent directors following each Board meeting and discusses director concerns, if any, with the CEO. The Chairman, or the Lead Director if the Chairman is not “independent”, facilitates the annual performance review of the CEO, works with the CEO and the chair of the Governance Committee to determine a recommendation to the full Board of the committee assignments, communicates with the Company’s major shareholders upon request of the Board or such major shareholders, and also provides direction on agendas, schedules and materials for Board meetings. The CEO is responsible for setting our strategic priorities, in collaboration with the full Board, and focuses on development and execution of our strategies.

The Board’s Role in Risk Oversight. The Governance Committee is responsible for overseeing our risk management structure on behalf of the full Board. The Governance Committee and the full Board assess the primary risks facing the Company, the Company’s risk management strategy and management’s plan for addressing these risks. The Compensation and Human Resources Committee oversees the risks associated with the Company’s compensation structure, including assessing the Company’s compensation policies and practices for its employees.

Director Attendance; Executive Sessions. During fiscal 2016, the Board met six times. Each director attended more than 75% of the aggregate total meetings of the Board and any committee on which such director served. At each regular Board meeting, our non-employee directors met in executive session without management present and these sessions were presided over by our independent Lead Director through August 2016 and by our independent Chairman subsequently.

Our policy is that all directors should attend all meetings of the shareholders, the Board and any committee on which they serve. All directors attended the 2015 annual meeting of shareholders.

Board Committees. The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The composition of each committee is as follows:

	Compensation & Human Resources	Audit	Governance
Kim A. Brink			☒
Tony J. Christianson		☒	☒
Andrew S. Duff	☒		Chair
Susan E. Lester		Chair	☒
Joseph F. Puishys	Chair	☒
Kenneth J. Roering	☒

Compensation and Human Resources Committee. The Compensation and Human Resources Committee (the “Compensation Committee”), which currently consists of Messrs. Puishys (Chair), Duff and Roering, met five times during fiscal 2016. All members are independent directors as defined under the rules of The NASDAQ Stock Market. In addition, no members of the Compensation and Human Resources Committee were officers or employees of the Company or any of its subsidiaries during the year, were formerly officers of the Company, or had any relationship otherwise affecting independence. The Compensation Committee: (i) assists in defining our executive compensation philosophy and administering our compensation plans; (ii) reviews management’s recommendations with respect to the salaries and bonuses paid and stock option grants awarded to all executives; (iii) reviews our retirement plans and employee benefits; (iv) oversees and evaluates compensation-related risks; and (v) reviews and recommends to the Board approval of the “Compensation Discussion and Analysis” that appears in this Proxy Statement. The Compensation Committee, following receipt of a recommendation by the Chief Executive Officer, determines compensation of all executive officers except the Chief Executive Officer, which is determined by the independent directors of the full Board following receipt of a recommendation by the Compensation Committee. In the performance of its duties, the Compensation Committee may select compensation consultants, taking into consideration all relevant facts and circumstances with respect to the independence of such consultants (including the six factors enumerated by the SEC in Exchange Act Rule 10C-1), to advise the Compensation Committee when appropriate. In addition, the Compensation Committee may delegate authority to subcommittees where appropriate. The Compensation Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link).

Audit Committee. The Audit Committee, which currently consists of Ms. Lester (Chair) and Messrs. Christianson and Puishys, met six times during fiscal 2016. All members of our Audit Committee are independent directors as defined under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the SEC. Other members of the Audit Committee may be considered financial experts based on past experience and positions held, but the Board has not designated them as such. The Audit Committee assists the Board by providing oversight of our financial statements, financial reporting processes and internal control over financial reporting. The Audit Committee: (i) has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm, including pre-approval of any audit and non-audit services to be provided by our independent registered public accounting firm; (ii) meets with our independent registered public accounting firm and representatives of management to review our internal and external financial reporting, including periodically without management present; (iii) reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized; (iv) considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments; (v) reviews the responsibilities, performance and budget of our internal audit function; and (vi) prepares the Audit Committee Report, which is included in this Proxy Statement. The Audit Committee operates under a written charter adopted by the Board, which is available to shareholders on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link).

Governance Committee. The Governance Committee, which currently consists of Messrs. Duff (Chair) and Christianson and Mses. Brink and Lester, met three times during fiscal 2016. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include: (i) reviewing and recommending to the Board corporate governance policies and procedures; (ii) reviewing our Arctic Cat Code of Conduct and compliance therewith; (iii) identifying director candidates, including recommendation to the full Board of the slate of nominees; (iv) recommending to the Board the composition of the committees; (v) educating our directors; (vi) evaluating the Board; (vii) determining compensation policies, practices and levels of compensation for the Board; and (viii) reviewing the role of the Board in its oversight of the Company’s risk management. The independent directors of the full Board vote to approve the slate of director nominees identified by the Governance Committee. The Governance Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link).

Identifying New Director Nominees. In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to our Secretary at least 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named in this Proxy Statement. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee considers a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. Additionally, while the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board that is diverse in terms of its background, skills, perspectives and experiences, and gives due consideration to contributions to diversity on the Board when evaluating the qualifications of any potential director candidate. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. These are described below under “Other Matters—Shareholder Proposals.” Shareholders wishing to recommend for nomination or to nominate a director should contact our Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. Our Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth under “Corporate Governance Guidelines” on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link).

Director Independence. There are no family relationships between our director nominees, directors or executive officers. In addition, Mses. Brink and Lester and Messrs. Christianson, Duff, Puishys and Roering, all non-employee directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market. Mr. Metz is not an independent director due to his current position as President and CEO of the Company.

Code of Conduct. Our Board has adopted a code of ethics known as the “Arctic Cat Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as our other officers, directors, employees, consultants, agents and representatives. We believe that the Arctic Cat Code of Conduct not only documents our good business practices, but sets forth guidelines for ensuring that all of our personnel act with the highest standards of integrity. The Arctic Cat Code of Conduct is available on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Arctic Cat Code of Conduct by posting such information on our website at the website location specified above.

Director Compensation. The Governance Committee has the responsibility of, from time to time, reviewing director compensation and recommending changes, if any, to the full Board for approval. As a part of its review, the Governance Committee receives information and analysis from Willis Towers Watson, an independent compensation consultant, regarding director compensation practices and amounts for other publicly traded companies similar in revenue size. Compensation of non-employee directors is designed to attract and retain highly qualified individuals that can best represent the interests of our shareholders. To further align the interests of directors and shareholders, a large portion of director compensation is comprised of grants of stock options and restricted stock units. Management directors do not receive any compensation for their service as directors.

During fiscal 2016, our non-employee directors received compensation consisting of a mix of cash and equity:

•	An annual retainer fee of $50,000 which represents an annual retainer and compensation for attendance at Board meetings;

•

Annual committee member retainers ($7,000 for the Audit Committee; $5,000 for the Compensation and Human Resources Committee and the Governance Committee), in recognition of additional services and meetings attended in connection with such committee participation;

•

Equity in the form of stock options and restricted stock units, granted pursuant to the Company’s 2013 Omnibus Stock and Incentive Plan, with dollar values equal to $40,000 and $45,000, respectively. The options have terms expiring ten years following the date of grant, are subject to forfeiture in full if the director ceases to be a director within one year of the grant date and are subject to a three-year vesting requirement. The restricted stock units have a three-year vesting requirement.

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Annual leadership fees ($63,000 to the independent Chair of the Board or $22,500 to the Lead Director, whichever is applicable, $10,000 to the Chair of the Audit Committee, and $7,500 to the Chairs of the Compensation and Human Resources Committee and the Governance Committee), in recognition of additional services and time commitments.

For new directors, fees are pro-rated for partial years of service. Directors are also eligible for reimbursement of out-of-pocket expenses incurred on our behalf and in connection with their service as a director.

Stock Ownership Guidelines. To further align the interests of our directors with those of our shareholders, the Board established stock ownership guidelines for non-employee directors in March 2011. Within five years of the establishment of the ownership guidelines or, for new directors, within five years of joining the Board after the establishment of the ownership guidelines, each non-employee director is expected to own a dollar value of our Common Stock equal to at least four times the director’s then-current annual cash retainer. For our director stock ownership guidelines, shares subject to unexercised options, whether vested or unvested and whether in-the-money or out-of-the-money, do not qualify for credit under the guidelines. As of the record date, all directors either owned, or were on track to own within the permitted time after joining the Board, the requisite amount of stock.

In addition, non-employee directors are provided annual use of two products from our three product lines (i.e., ATV, ROV and snowmobile) and a trailer. These products are for personal use and are returned to us each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles (provided such director has served at least three full terms). We sell the returned products to dealers and employees for an amount greater than our cost. We provide these products to our non-employee directors because we believe it is important for our directors to be familiar with our products.

The following table summarizes the compensation paid to non-employee directors during fiscal 2016 (Mr. Twomey retired from the Board on August 6, 2015, and Mr. Koch resigned from the Board on April 15, 2016):

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Kim A. Brink(3)	36,666	29,991	29,830	—	96,487
Tony J. Christianson	62,000	44,981	44,744	—	151,725
Andrew S. Duff(4)	28,500	20,616	20,507	—	69,623
D. Christian Koch(5)	84,500	44,981	44,744	—	174,225
Susan E. Lester	72,000	44,981	44,744	—	161,725
Joseph F. Puishys	64,750	44,981	44,744	—	154,475
Kenneth J. Roering	105,333	44,981	44,744	—	195,058
Christopher A. Twomey(6)	50,000	44,981	44,744	—	139,725

(1)	These amounts reflect the aggregate grant date fair value of RSUs, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2013 Omnibus Stock and Incentive Plan during fiscal 2016. For additional information, see Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. At fiscal year-end, Ms. Brink held 1,041 RSUs; Mr. Christianson held 1,246 RSUs; Mr. Duff held 1,036 RSUs; Mr. Koch held 1,246 RSUs; Ms. Lester held 1,246 RSUs; Mr. Puishys held 1,246 RSUs; Dr. Roering held 1,246 RSUs; and Mr. Twomey held 1,246 RSUs.
(2)	These amounts reflect the aggregate grant date fair value for stock options, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2013 Omnibus Stock and Incentive Plan during fiscal 2016. For additional information, see Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. At fiscal year-end, Ms. Brink held options to purchase 2,314 shares of Common Stock; Mr. Christianson held options to purchase 11,107 shares of Common Stock; Mr. Duff held options to purchase 2,303 shares of Common Stock; Mr. Koch held options to purchase 13,136 shares of Common Stock; Ms. Lester held options to purchase 38,191 shares of Common Stock; Mr. Puishys held options to purchase 8,231 shares of Common Stock; Dr. Roering held options to purchase 51,224 shares of Common Stock; and Mr. Twomey held options to purchase 60,556 shares of Common Stock.

(3)	Ms. Brink was elected to the Board on August 6, 2015. The amounts reported reflect pro-rated compensation paid to Ms. Brink for partial year service in fiscal 2016.
(4)	Mr. Duff was elected to the Board on October 19, 2015. The amounts reported reflect pro-rated compensation paid to Mr. Duff for partial year service in fiscal 2016.
(5)	In connection with his resignation from the Board on April 15, 2016, Mr. Koch forfeited the unvested RSUs and options granted to him as director compensation in fiscal 2016.
(6)	In connection with his resignation from the Board on August 6, 2015, Mr. Twomey forfeited the unvested RSUs and options granted to him as director compensation in fiscal 2016.

The following table provides supplementary information regarding non-employee director option awards during fiscal 2016 (Mr. Twomey retired from the Board on August 6, 2015, and Mr. Koch resigned from the Board on April 15, 2016):

Name	Grant Date	Option Awards Granted (#)	Grant Date Fair Value of Option Awards ($)
Kim A. Brink	8/6/2015	2,314	29,830
Tony J. Christianson	4/1/2015	2,770	44,744
Andrew S. Duff	10/23/2015	2,303	20,507
D. Christian Koch	4/1/2015	2,770	44,744
Susan E. Lester	4/1/2015	2,770	44,744
Joseph F. Puishys	4/1/2015	2,770	44,744
Kenneth J. Roering	4/1/2015	2,770	44,744
Christopher A. Twomey	4/1/2015	2,770	44,744

The following table provides supplementary information regarding non-employee director restricted stock unit awards during fiscal 2016 (Mr. Twomey retired from the Board on August 6, 2015, and Mr. Koch resigned from the Board on April 15, 2016):

Name	Grant Date	RSU Awards Granted (#)	Grant Date Fair Value of RSU Awards ($)
Kim A. Brink	8/6/2015	1,041	29,991
Tony J. Christianson	4/1/2015	1,246	44,981
Andrew S. Duff	10/23/2015	1,036	20,616
D. Christian Koch	4/1/2015	1,246	44,981
Susan E. Lester	4/1/2015	1,246	44,981
Joseph F. Puishys	4/1/2015	1,246	44,981
Kenneth J. Roering	4/1/2015	1,246	44,981
Christopher A. Twomey	4/1/2015	1,246	44,981

Policies and Procedures Regarding Related Person Transactions. The Audit Committee, currently comprised of Ms. Lester (Chair) and Messrs. Christianson and Puishys, is responsible for the review and approval of all related-party transactions between us and any of our executive officers, directors or director nominees, or any immediate family member of any such person or that would otherwise come within the disclosures required by Item 404 of the SEC’s Regulation S-K. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in our corporate records. In fiscal 2016, we had no related-party transactions to report.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation objectives and policies, as well as the compensation awarded during fiscal 2016. Our Named Executive Officers (“NEOs”) for fiscal 2016 were the following current and former executive officers:

Current Executive Officers

Christopher T. Metz, President and Chief Executive Officer (“CEO”)

Christopher J. Eperjesy, Chief Financial Officer (“CFO”)

Tracy J. Crocker, Vice President—General Manager, ATV/ROV

Greg Williamson, Chief Marketing Officer

Former Executive Officers

Bradley D. Darling, Former Vice President—General Manager, Snowmobiles (until April 1, 2016)

Executive Summary

In fiscal 2016, Arctic Cat worked to stabilize the business and build a foundation for future growth based on the Company’s key strategies, which include: dramatically improving Arctic Cat’s dealer network; ramping up end-user focused new products; pursuing strategic partnerships; and creating a brand marketing powerhouse. While the Company executed well on these strategies, our financial performance fell short of our expectations. During this transition year, Arctic Cat had revenues of $632.9 million and a net loss of $9.2 million; which was below target performance of net income of $11.6 million. Our performance in fiscal 2016 was negatively impacted by unfavorable foreign currency exchange rates, a lack of snowfall in key regions and a softening power sports market. As a result, there were no payouts to NEOs under the annual incentive plan in fiscal 2016. Further, with the transformation efforts underway, we also saw decreased stock price performance, resulting in outstanding stock options that were largely underwater and restricted stock units (“RSUs”) that had decreased in value.

We believe that the current leadership team is well-positioned to lead the organization into the future; however, retention of these key leaders is critical for future success. As such, the Compensation Committee elected to provide compensation in fiscal 2016 to encourage retention during this period of transition. Certain executives, including Messrs. Eperjesy, Crocker, Williamson and Darling, received a retention grant that was a mix of cash and equity (time-based restricted stock units), both of which included multi-year vesting provisions requiring continued service with Arctic Cat.

In addition, the Compensation Committee provided a discretionary bonus in lieu of the fiscal 2016 annual incentive program. Accordingly, NEOs other than the CEO received cash payments at the threshold level that would apply under the annual incentive plan (50% of the target opportunity), which were paid in the first quarter of fiscal 2017.

The CEO did not participate in these awards. Instead, the CEO received a grant of cash-settled stock appreciation rights. This award is intended to encourage retention while also aligning CEO pay with shareholder value creation. Additional details on this grant are provided below. The Compensation Committee believes these pay decisions are consistent with Arctic Cat’s objective of aligning the interests of our executives with the interests of our shareholders. The details of these awards are further described under the “Fiscal 2016 Retention Grants” below.

Objectives and Philosophy

Objectives and Philosophy
Philosophy of the Compensation Program	• Maximize shareholder returns by attracting and retaining top talent and rewarding business results and individual performance.

Objectives of the Compensation Program

•    Align the interests of management with those of shareholders;

•    Attract and retain management who contribute to our long-term success;

•    Provide an incentive for management to exceed their objectives to further increase shareholder value;

•    Pay for performance; and

•    Provide internal equity.

Summary of Compensation Program Components

The components of our NEO compensation are summarized in the following table. All of the components, individually and collectively, are structured for the general purpose of providing a competitive compensation program that will enable us to meet our objective of attracting and retaining highly qualified executives critical to our success.

Pay Component	Purpose	Key Features
Base Salary

•    Provides a fixed level of cash compensation on which executive officers can rely.

•    Recognize the contributions of our executives in their day-to-day responsibilities and their achievements.

•    Reflect the scope and complexity of our executives’ respective roles.

•    Reflect current and historical levels of individual performance.

Salary levels based on an assessment of the following:

•    Level of responsibility.

•    Experience.

•    Individual performance.

•    Future potential.

•    Salary level relative to market median.

•    Internal equity considerations.

Salary levels are reviewed annually and adjusted as appropriate.

Pay Component	Purpose	Key Features
Annual Incentive Awards

•    Motivate executives to attain and exceed annual financial business results leading to increased shareholder returns.

•    Emphasize net income, with consideration to the market for talent and the Company’s competitive environment.

Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on the following:

•    Responsibilities of the position.

•    Expected level of contribution.

•    Consideration of market data.

Actual payouts may be less than or equal to maximum potential payouts based on degree to which objectives are achieved.

Long-Term Incentive Awards

•    Stock options align executive officers’ interests with the interests of our shareholders.

•    Restricted stock units are a tool to attract and retain highly qualified executive officers.

•    Stock option and restricted stock units provided annually

Award amounts based on the following:

•    Responsibilities of position.

•    Expected level of contribution.

•    Consideration of market data.

Stock options and restricted stock units vest in three tranches (1/3 on each of the first three anniversary dates from the grant date.) Stock option awards must be exercised by the 10th anniversary of the grant date.

Broad-based Employee Benefits and Perquisites	Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent.

Participation in the 401(k) plan and health and welfare plans on same terms as all other employees.

Executive officers are provided the following additional benefits:

•    Annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. Once returned these units are sold at a slightly lower profit, but always above cost.

•    Supplemental life and disability insurance to provide a competitive death and disability benefit.

•    Reimbursement by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively.

Pay Component	Purpose	Key Features
Severance and Change in Control Arrangements

•    Attract and retain highly qualified executive officers.

•    Enable executive officers to evaluate potential transactions focused on shareholder interests.

•    Provide continuity of management. Provide a bridge to next professional opportunity in the event of an involuntary termination.

•    Double-trigger change in control severance arrangements.

•    Severance for termination by the company “without cause” or by the executive “for good reason.”

•    Non-compete and non-solicitation restrictions following termination of employment.

Determining Executive Compensation

The Process Followed by the Compensation Committee. The practice of the Compensation Committee is to meet in December and March of each year to: (i) establish the annual base salary and the annual incentive compensation opportunity for each of the executive officers for the upcoming fiscal year; (ii) determine long-term incentive awards and any other equity-based awards to be granted to executive officers for the upcoming fiscal year; and (iii) consider any plan changes for the upcoming fiscal year. During May and early June of each year, after audited financial results are available, the Compensation Committee meets to certify the annual incentive compensation to be paid to each executive officer based on the predetermined compensation plan and the actual financial results for the prior fiscal year.

When making individual compensation decisions for the executive officers, the Compensation Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention, the individual’s experience with us and in his or her current position, the recommendations of management, the individual’s current and historical compensation, the Compensation Committee’s compensation philosophy, and comparisons to other comparably situated executive officers. The Compensation Committee’s process utilizes input and analysis from a number of sources, including management, independent directors of the Board, the Compensation Committee’s independent compensation consultant, Willis Towers Watson, and market studies and other comparative compensation information.

The Compensation Committee annually reviews competitive executive compensation data based upon a report compiled by Willis Towers Watson (the “Willis Towers Watson Report”). The Willis Towers Watson Report provides the Compensation Committee with market information at the 25th, 50th, and 75th percentiles for each executive officer position and pay component, and for total targeted direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer to the market amounts. This market information is an important element reviewed by the Compensation Committee, which generally intends to target total compensation for our executive officers between the 85th percentile and 115th percentiles of the market median for comparable positions as set forth in the Willis Towers Watson Report. As such, the Compensation Committee uses this information as a basis to determine the base salary, annual incentive target and percentage of base salary, and long-term incentive awards for our executive officers. The Compensation Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

Role of Executive Officers in Determining Compensation. The Compensation Committee meets annually with our CEO to review the performance of our other executive officers. The Compensation Committee also receives recommendations from our CEO, with the assistance of our Chief Human Resources Officer (for executive officers other than herself ), regarding base salary, annual incentive award targets and long-term incentive award amounts for all executive officers, excluding the CEO.

In determining the CEO’s compensation, the Compensation Committee considers comparative compensation information and input from Willis Towers Watson and our Chief Human Resources Officer and makes a recommendation to the Board for consideration and approval.

The Compensation Committee considers input from our CEO and our Chief Human Resources Officer when developing and selecting metrics and performance objectives for our annual incentive plan, and the mix of equity used in the long-term incentive plan.

Role of the Compensation Consultant. Willis Towers Watson, a nationally recognized compensation consulting firm, provides the Compensation Committee with an annual compensation market analysis for our executive officers; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on legal and other developments and trends in executive compensation.

The Compensation Committee evaluated Willis Towers Watson’s independence based on all relevant facts and circumstances, including the following six factors enumerated by the SEC in Rule 10C-1 of the Securities Exchange Act of 1934, as amended:

•	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor;

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The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

•	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

•	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee;

•	Any stock of the Company owned by the compensation consultant, legal counsel or other advisor;

•	Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

After reviewing these factors, the Compensation Committee confirmed that Willis Towers Watson was in fact independent. In fiscal 2016, Willis Towers Watson was engaged by the Compensation Committee to provide market data for all of our executives, including our named executive officers. This market data is derived from the executive database within the Towers Watson Data Bank, which is a published compensation survey. The data in the compensation survey is size adjusted, using a regression analysis, for our revenue size. The market data provided by Willis Towers Watson is in aggregate form for each position in which our executives serve.

Fiscal 2016 Executive Compensation Programs

To achieve the compensation program objectives, we have designed an executive compensation program that continues to emphasize more shareholder-aligned compensation as a percentage of total targeted direct compensation as the level of authority of the executive officer’s position increases. The Compensation Committee believes that the compensation of those with the greatest overall responsibility for our performance should be subject to greater variability in compensation based on that performance. We do not, however, have specific policies governing the allocation of the total targeted direct compensation opportunity among its various components.

Consistent with these principles, the Compensation Committee targets total targeted direct compensation (base salary, annual incentive, and long-term incentive pay) to be +/-15% of the market median for comparable positions based on the Willis Towers Watson Report. The amount actually paid upon the completion of the performance period may be higher or lower based on actual results over that period.

Target Pay Mix. The pay mix for the CEO and NEOs illustrates our large weighting on variable pay which is dependent on performance. The charts below illustrate the mix of total direct compensation at target.

The elements of our executive compensation program include: base salary, annual incentive awards, long-term incentive awards, broad-based employee benefits, perquisites and severance and change-in-control arrangements. Each compensation component for the executive officers (excluding the CEO) is subject to the discretion of the Compensation Committee and is determined on an individual basis. The CEO’s compensation is reviewed by the

Compensation Committee but subject to the discretion of the independent members of the Board. We believe that the total targeted compensation package provides a compensation package that is similar to those provided by comparable companies.

Base Salary. In order to ensure our ability to attract and retain qualified executives, the Compensation Committee believes that base salary should generally be in the 85th percentile to 115th percentile of the market median for comparable positions as set forth in the Willis Towers Watson Report. Other factors considered by the Compensation Committee in setting annual base salary for each of our executive officers include the individual’s level of responsibility, experience and time in the position, performance in the prior year, retention risk, future potential and internal equity considerations. The Compensation Committee reviews these factors each year and adjusts them accordingly to assure that we are appropriately rewarding performance.

After review of the Willis Towers Watson Report and considering the factors noted above, the following adjustments were made for fiscal 2016:

Name	Fiscal 2015	Fiscal 2016	% Increase
Mr. Metz	$675,000	$700,000	3.7%
Mr. Eperjesy	$360,000	$360,000	0.0%
Mr. Crocker	$265,000	$290,000	9.4%
Mr. Williamson	—	$285,000	—
Mr. Darling	$290,000	$295,000	1.7%

Annual Incentive Awards. The Compensation Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on our net income, focuses attention on our short and intermediate-term goals while encouraging high levels of performance from each executive and shareholder value creation over the long term. The Compensation Committee also believes that a greater percentage of total compensation should be at risk as an executive’s responsibility increases.

Method of Calculating Fiscal 2016 Annual Incentive Pay. Total annual incentive payout is expressed as a percentage of base salary. In fiscal 2016, the annual incentive award was based on net income performance. Payouts could range from 0% to 200% of target based on net income performance versus target. Payout below threshold performance is at 0%. Performance above threshold was payable to our NEOs according to the chart below:

Name	Total Annual Incentive as a% of Base Salary at Target Performance	Payout as a% of Base Salary at Threshold (80% of target net income performance)	Payout as a% of Base Salary at Target	Payout as a% of Base Salary at Maximum (120% of target net income performance)
Mr. Metz	100%	50%	100%	200%
Mr. Eperjesy	55%	27.5%	55%	110%
Mr. Crocker	40%	20%	40%	80%
Mr. Williamson	40%	20%	40%	80%
Mr. Darling	40%	20%	40%	80%

Below is a chart that shows annual incentive payout at key net income performance levels versus fiscal 2016 actual performance ($ in millions):

	Metric Weighting	Below Threshold	Threshold(1)	Target	Maximum(2)	Fiscal 2016 Actual Performance
Net Income	100%	$9.31 and below	Over $9.32	$11.647	$13.98 and above	$(9.2)

Payout as a% of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	0.0%

(1)	Threshold payouts are made on the net income metric if the Company achieves 80% of target net income.
(2)	Maximum payouts are made on the net income metric if the Company achieves 120% of target net income.

Discussion of Results and Fiscal 2016 Payout of the Annual Incentive: In fiscal 2016, we reported a net loss of $9.2 million, which resulted in a 0.0% of target payout. As a result, NEOs received no payout on the annual incentive plan for fiscal 2016. However, in light of challenging economic conditions, negative foreign currency exchange rate fluctuations and the executive team’s commitment to Arctic Cat’s long-term strategies, the Compensation Committee approved a waiver of the threshold performance conditions for the fiscal 2016 annual incentive program for participants other than the CEO. Accordingly, the NEOs other than the CEO received annual incentive plan payments at the threshold level (50% of the target opportunity), which was paid in the first quarter of fiscal 2017.

Long-term Incentive Awards. In fiscal 2016, we granted long-term incentive awards in a value mix of 75% stock options and 25% RSUs.

On May 14, 2015, select NEOs received stock options and RSUs valued at the fair market value of the Company’s common stock on the grant date of May 14, 2015, with each option and RSU vesting ratably over three years, for the number of shares indicated:

Name	Grant Date	Number of Options	Number of RSUs
Mr. Crocker	May 14, 2015	11,246	1,499
Mr. Williamson	May 14, 2015	12,198	1,626
Mr. Darling	May 14, 2015	11,424	1,523

Individual Considerations. Neither Mr. Metz nor Mr. Eperjesy received an annual equity award in fiscal 2016. For Mr. Metz, the initial long-term incentive grant of 8,967 RSUs and options to purchase 67,259 shares of Company common stock on December 3, 2014 was intended to serve equity compensation for both the remainder of fiscal 2015 and fiscal 2016. For Mr. Eperjesy, the initial long-term incentive grant of 2,318 RSUs and options to purchase 17,387 shares of Company common stock on February 17, 2015 was intended to serve equity compensation for both the remainder of fiscal 2015 and fiscal 2016.

In addition, Mr. Williamson joined the organization on April 13, 2015. Upon employment, Mr. Williamson received a one-time equity grant of 17,516 stock options with a grant-date fair value of $279,646 and 7,006 restricted stock units with a grant-date fair value of $249,974 to compensate him for forfeited awards.

Stock Option Awards. We do not backdate stock options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Stock options granted under our long-term incentive program are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Our general practice is to grant options only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive options receive their award of stock options on the date of their hire or promotion. Stock options granted to executive officers, including the named executive officers, vest in equal installments on the first, second, and third anniversaries of the grant date and expire ten years from the grant date.

In fiscal 2016, the Compensation Committee made the grants of stock options described in the Summary Compensation Table to certain of the NEOs. The Compensation Committee was comprised of members who were all outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”) and non-employee directors under applicable rules of the Securities Exchange Act of 1934, as amended.

Stock options have value for the executive officers only if the price of our stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success.

Restricted Stock Unit Awards. We do not backdate RSUs or grant RSUs retroactively. In addition, we do not coordinate grants of RSUs so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our long-term incentive RSUs are granted at fair market value early in the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded RSUs with a price equal to the fair market value of our common stock on the date of grant. Our general practice is to grant RSUs to executives only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive RSUs receive their award on the date of their hire or promotion. RSUs granted to executive officers, including the NEOs, generally vest in equal installments on the first, second, and third anniversaries of the grant date.

Fiscal 2016 Retention Grants. In fiscal 2016, we made retention grants to certain key employees, including our NEOs. The purpose of making retention grants was to retain key leaders needed to help drive the Company’s strategies. For our CEO, the Board approved a retention grant that consists of 175,000 cash-settled stock appreciation rights (“CSAR”). The award value is capped at $3.3 million, as upon exercise, the CEO is entitled to receive cash proceeds in an amount equal to the product of: (A) the number of shares in respect of which the CSAR is being exercised, multiplied by (B) the difference between (i) the lower of $33.00 and the then-current market price of one share of the Common Stock on the exercise date, minus (ii) the fair market value of Arctic Cat common stock on the grant date ($14.16). Our Board of Directors believes that this award promotes the goal of retention during a critical time in the transformation of the Company while also further aligning CEO pay with shareholder value creation.

For NEOs other than the CEO, the Compensation Committee approved a retention grant that consisted of a cash and equity component. The cash component of the program consists of retention payments, half of which were payable in the first quarter of fiscal 2017 and half of which will be payable in the first quarter of fiscal 2018, contingent upon the NEO’s continued employment with Arctic Cat through the date of payment. The equity component of the program consists of RSUs that will vest in three equal annual installments beginning on the first anniversary of the grant date. Vesting of the restricted stock units is contingent upon the participant’s continued employment through the date of vesting.

The table below details the components of the fiscal 2016 retention grant for our named executive officers:

Name	Number of Stock Appreciation Rights	Number of RSUs	Aggregate Cash Retention Payment
Mr. Metz	175,000	—	$—
Mr. Eperjesy	—	20,338	$198,000
Mr. Crocker	—	13,312	$116,000
Mr. Williamson	—	13,082	$114,000
Mr. Darling(1)	—	13,541	$118,000

(1)	Mr. Darling forfeited his RSUs and cash retention grant upon termination of his employment on April 1, 2016.

Stock Ownership Guidelines. The Compensation Committee believes that stock ownership should increase as responsibility level increases within the Company. In fiscal year 2012, we established stock ownership guidelines for our executive officers. Our original approach was to require executive officers to hold a fixed share amount of Company stock by five years from the implementation date of the guidelines, or five years as a Company executive officer for those individuals named as executive officers after the implementation date. In fiscal year 2013, due to the almost threefold increase of our share price since the implementation date and our subsequent practice of granting a reduced number of shares as such share price rose, we have modified our stock ownership guidelines from holding a fixed share amount to the more prevailing market practice of each NEO holding a specified multiple of base pay. The guidelines are driven by the following objectives:

•	Align management and shareholder interests.

•	Encourage growth in shareholder value.

•	Be consistent with corporate governance best practices.

•	Ensure stock exposure via stock options is balanced with direct ownership.

•	Mitigate the potential for participants to unduly benefit from a short-term spike in price.

Executive officers now have a guideline for obtaining common stock equal to the following multiple of base pay by the later of March 2016 or five years of service as an executive officer:

NEO Stock Ownership Guideline – Current Named Executive Officers

Mr. Metz(1)	5X base salary
Mr. Eperjesy(2)	3X base salary
Mr. Crocker(3)	3X base salary
Mr. Williamson(4)	3X base salary

(1)	Mr. Metz will attain five years as an executive officer in December 2019.
(2)	Mr. Eperjesy will attain five years as an executive officer in February 2020.
(3)	Mr. Crocker will attain five years as an executive officer in March 2017.
(4)	Mr. Williamson will attain five years as an executive officer in April 2020.

Shares counted toward the guideline include shares owned (including in a 401(k), unvested restricted or deferred stock and vested in-the-money stock options (less exercise costs)). Unvested stock options and out-of-the-money stock options do not count toward the guideline. As of end of fiscal 2016, all NEOs either owned, or were on track to own within the permitted time after becoming an executive officer, the requisite amount of stock.

Broad-Based Employee Benefit Plans. We maintain certain broad-based employee benefit plans in which our executive officers, including the NEOs, have been permitted to participate, including retirement, life, and health insurance plans. Our retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions. In fiscal 2016, we matched employee contributions in an amount equal to the employee’s contribution, up to a maximum of 2.5% of the employee’s cash compensation, capped at $255,000.

Perquisites. Executive officers are provided annual use of one ATV, one ROV, two snowmobiles and a trailer. These products are for business and personal use and are returned to us each year. We provide executive officers with the use of the ATV, ROV, two snowmobiles, and a trailer because the Compensation Committee believes that knowledge of and familiarity with our products is an important aspect of the executive officers’ jobs. We sell the returned products to dealers and employees for an amount greater than our cost. As a result, there is no aggregate incremental cost to the Company associated with such use. Income for the executive officers is not grossed up to pay for the associated taxes on the value of the products.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Income for the executive officers is not grossed up to pay for the associated tax liability on the insurance. Additionally, executive officers are reimbursed by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000, respectively. The reimbursements are considered taxable income to the executive.

Severance Arrangements. In furtherance of our desire to attract and retain highly-qualified executive officers, we have included severance arrangements in the employment agreement of each named executive officer, and we have change-in-control agreements (as outlined below) that are designed to provide for continuity of management in the event of an actual or threatened change in control of the Company. The employment agreement severance arrangements provide that the applicable named executive officer has specific rights and receives specified severance pay and related benefits if the executive officer is terminated without “cause” or voluntarily terminates his employment for “good reason,” each as defined in the respective employment agreements, and complies with certain confidentiality, non-solicitation and release of claims conditions. Additional information regarding these severance arrangements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Under each executive officer’s respective Change-in-Control (“CIC”) agreement, if the executive officer is terminated other than for “cause” or the executive voluntarily terminates his or her employment for “good reason,” all as defined in each respective CIC agreement, within two years following a change-in-control of the Company (as defined in the CIC agreement), then the executive officer is entitled to certain severance payments based on a multiple of annual salary and target bonus and continued welfare benefits, among other benefits. The current CIC agreements for NEOs were implemented following a review by the Compensation Committee and Willis Towers Watson for market competiveness and an understanding of prevailing market practices.

Clawback. It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash incentive compensation paid to the NEOs and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently adversely adjusted as a result of a restatement of our financial statements. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer. This situation has never occurred in our history.

Tax Deductibility of Pay. Section 162(m) of the Code imposes a $1 million limit on the amount that we may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the CEO and CFO) that are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. We believe that all compensation paid under our executive compensation programs for FY2016 was either below the $1 million limit or qualified as performance-based compensation under Section 162(m). We may provide compensation that is not tax deductible if it is determined that such action is appropriate.

Consideration of Compensation-Related Risks. In connection with its oversight of compensation-related risks, the Compensation Committee annually evaluates whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. For fiscal 2016, the Compensation Committee with the assistance of Willis Towers Watson evaluated the current risk profile of our compensation policies and programs for all of our employees, with particular emphasis on annual and long-term incentive compensation. In its evaluation, the Compensation Committee reviewed our executive compensation structure, identified important business risks that could materially affect the Company, and assessed how we managed or mitigated these risks in the design of our compensation structure. The Compensation Committee also considered the ability of our executive officers and other employees to affect changes in their incentive compensation that could create risk for the Company. Based on this evaluation, the Compensation Committee determined that its compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with management this Compensation Discussion and Analysis. Based on its review and discussions, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD

Joseph F. Puishys (Chair)	Kenneth J. Roering	Andrew S. Duff

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation in fiscal 2016, 2015 and 2014 paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers whose compensation exceeded $100,000 for fiscal 2016. These individuals are referred to throughout this Proxy Statement as the “NEOs” or “named executive officers.” For a discussion of the amount of base salary, annual incentives and long-term incentive awards in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Christopher T. Metz(5) President and Chief Executive Officer	2016 2015	695,192 202,362	— —	— 2,295,254	1,119,482 3,094,603	(4)	— —	167,496 603,045	1,982,170 6,195,264

Christopher J. Eperjesy(6) Chief Financial Officer	2016 2015	360,000 34,615	99,000	287,986 449,963	— 530,760		— —	25,282 218,227	772,268 1,233,565

Tracy J. Crocker(7) Vice President—General Manager, ATV/ROV	2016 2015 2014	284,892 230,547 217,201	58,000	235,731 220,949 37,487	158,561 124,638 110,601		— — 38,742	11,530 16,107 13,453	748,714 592,241 417,484

Greg Williamson(8) Chief Marketing Officer	2016	267,557	57,000	486,450	451,630		—	39,518	1,302,155

Bradley D. Darling(9) Former Vice President—General Manager, Snowmobiles	2016 2015 2014	293,739 266,886 250,322	59,000 —	239,730 282,032 46,214	161,070 164,853 136,400		— — 50,383	9,259 11,191 9,832	762,799 724,962 493,151

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Stock and Incentive Plan, the 2013 Omnibus Stock and Incentive Plan or as employment inducements during fiscal 2016, 2015 and 2014. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. Any performance-based awards included in these amounts have been valued based on the probable outcome of the performance condition(s) as of the grant date. For assumptions used in the valuation of such awards, see Note 7 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. For further information on these awards, see the “Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2016” table included in this Proxy Statement.
(2)	Amounts reflect annual cash incentive awards based on corporate and individual performance. See the discussion of our annual incentive compensation program in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)

Includes the value of Company contributions to the named executive officer’s 401(k) retirement plan account, the value of Company payments to life insurance policies, and the value of certain perquisites including: financial planning; the aggregate incremental cost to Arctic Cat ($0) of providing certain Arctic Cat products to our named executive officers at no cost; and group life, long-term disability and medical coverage not provided generally to all employees. For fiscal

2016, also includes relocation costs of $145,563, $14,245 and $34,235 paid to Messrs. Metz, Eperjesy and Williamson, respectively. Certain of these items of compensation are described in further detail under the “Perquisites” section of the “Compensation Discussion and Analysis” of this Proxy Statement.
(4)	Amounts reflect cash-settled stock appreciation rights granted to Mr. Metz. The awards are further described in “Fiscal 2016 Retention Grants” of the “Compensation Discussion and Analysis” section of this Proxy Statement.
(5)	Mr. Metz became an employee and a named executive officer in fiscal 2015.
(6)	Mr. Eperjesy became an employee and a named executive officer in fiscal 2015.
(7)	Mr. Crocker became a named executive officer in fiscal 2014.
(8)	Mr. Williamson became an employee and a named executive officer in fiscal 2016.
(9)	Mr. Darling’s employment with the Company terminated following the end of fiscal 2016.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2016

Except as listed below, all stock options and restricted stock unit awards granted to each of the named executive officers were made under the Company’s 2013 Omnibus Stock and Incentive Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is a date subsequent to the date the grant was approved by the Compensation and Human Resources Committee. Unless otherwise listed below, the stock options granted to the named executive officers in fiscal 2016 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. There has been no repricing or other material modification of the stock options granted to the named executive officers during the last fiscal year. Unless otherwise listed below, the restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date. Vesting of the restricted stock units may be delayed at the election of the reporting person. Each restricted stock unit represents a contingent right to receive one share of the Company’s Common Stock.

For a discussion of the amount of base salary and incentive compensation in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table summarizes estimated future payouts under non-equity incentive plan awards and grants of equity awards to each of the named executive officers during fiscal 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Christopher T. Metz(2)	2/5/2016				—	175,000	14.16	1,119,482

Christopher J. Eperjesy	2/5/2016				20,338			287,986

Tracy J. Crocker	5/14/2015 2/5/2016 5/14/2015				1,499 13,312	11,246	31.51	47,233 188,498 158,561

Greg Williamson	4/13/2015 5/14/2015 2/5/2016 4/13/2015 5/14/2015				7,006 1,626 13,082	17,516 12,198	35.68 31.51	249,974 51,235 185,241 279,646 171,983

Bradley D. Darling(3)	5/14/2015 2/5/2016 5/14/2015				1,523 13,541	11,424	31.51	47,990 191,741 161,070

(1)	Closing price of our common stock on the grant date.
(2)	Amounts reflect cash-settled stock appreciation rights granted to Mr. Metz. The awards are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	All fiscal 2016 grants to Mr. Darling were forfeited upon his termination of employment on April 1, 2016.

Outstanding Equity Awards at March 31, 2016

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2016:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher T. Metz	—	175,000	(1)	14.16	2/5/2021	46,467	(2)	780,646
	3,036	6,072	(1)	32.93	12/3/2024
	50,612	101,225	(1)	32.93	12/3/2024
	19,384	38,767	(1)	32.93	12/3/2024

Christopher J. Eperjesy	2,575	5,150	(1)	38.82	2/17/2025	28,065	(3)	471,492
	4,830	9,659	(1)	38.82	2/17/2025
	3,221	6,441	(1)	38.82	2/17/2025

Tracy J. Crocker	4,361	2,181	(1)	42.99	4/1/2023	17,645	(4)	296,436
	—	3,273	(1)	31.51	5/14/2025
	133	2,165	(1)	47.52	4/1/2024
	—	7,973	(1)	31.51	5/14/2025
	1,905	1,912	(1)	47.52	4/1/2024

Greg Williamson	—	9,519	(1)	31.51	5/14/2025	21,714	(5)	364,795
	—	17,516	(1)	35.68	4/13/2025
	—	2,679	(1)	31.51	5/14/2025

Bradley D. Darling	—	2,104	(1)	47.52	4/1/2024	19,142	(6)	321,586
	—	3,173	(1)	31.51	5/14/2025
	2,283	—		43.79	4/2/2022
	5,379	2,690	(1)	42.99	4/1/2023
	2,696	3,288	(1)	47.52	4/1/2024
	—	8,251	(1)	31.51	5/14/2025
	4,853	—		43.79	4/2/2022

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each anniversary of the grant date, beginning one year from the date of grant.
(2)	Represents 46,467 RSUs that vest 23,233 shares on 12/3/2016 and 23,234 shares on 12/3/2017.
(3)	Represents (i) 3,863 RSUs that vest on 2/17/2017; (ii) 3,864 RSUs that vest on 2/17/2018; and (iii) 20,338 RSUs that vest 6,779 shares on 2/5/2017, 6,780 shares on 2/5/2018, and 6,779 shares on 2/5/2019.
(4)	Represents (i) 291 RSUs that vest on 4/1/2016; (ii) 271 RSUs that vest on 4/1/2016; (iii) 272 RSUs that vest on 4/1/2017; (iv) 2,000 RSUs that vest 1,000 shares on 11/17/2016 and 1,000 shares on 11/17/2017; (v) 1,499 RSUs that vest 500 shares on 5/14/2016, 499 shares on 5/14/2017, and 500 shares on 5/14/2018 and (vi) 13,312 RSUs that vest 4,437 shares on 2/5/2017, 4,438 shares on 2/5/2018, and 4,437 shares on 2/5/2019.
(5)	Represents (i) 7,006 RSUs that vest 2,335 shares on 4/13/2016, 2,336 shares on 4/13/2017, and 2,335 shares on 4/13/2018; (ii) 1,626 RSUs that vest 542 shares on 5/14/2016, 542 shares on 5/14/2017, and 542 shares on 5/14/2018 and (iii) 13,082 RSUs that vest 4,361 shares on 2/5/2017, 4,360 shares on 2/5/2018, and 4,361 shares on 2/5/2019.

(6)	Represents (i) 359 RSUs that vest on 4/1/2016; (ii) 360 RSUs that vest on 4/1/2016; (iii) 359 RSUs that vest on 4/1/2017; (iv) 1,500 RSUs that vest on 11/17/2016; (v) 1,500 RSUs that vest on 11/17/2017; (vi) 1,523 RSUs that vest 508 shares on 5/14/2016, 507 shares on 5/14/2017, and 508 shares on 5/14/2018 and (vii) 13,541 RSUs that vest 4,514 shares on 2/5/2017, 4,513 shares on 2/5/2018, and 4,514 shares on 2/5/2019.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2016

The following table provides information concerning the aggregate number of stock options exercised and shares of stock that vested for each of our named executive officers during fiscal 2016, and the aggregate dollar value realized by each of our named executive officers upon such exercise or vesting.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Christopher T. Metz	—		—		23,234	486,752
Christopher J. Eperjesy	—		—		3,864	63,060
Tracy J. Crocker	—		—		2,813	61,094
Greg Williamson	—		—		—	—
Bradley D. Darling	32,147	(3)	628,095	(3)	3,848	90,487

(1)	Amounts shown in this column are based on the difference between the fair market value of a share of our Common Stock at the time of exercise and the exercise price.
(2)	Amounts in this column are based on the fair market value of a share of our Common Stock on each vesting date.
(3)	Represents the exercise of stock options to purchase 32,147 shares of our Common Stock. The stock options exercised by Mr. Darling were granted on January 1, 2011 (as to 8,500 shares) at an exercise price of $14.68 and on April 1, 2011 (as to 23,647 shares) at an exercise price of $15.77.

Potential Payments Upon Termination or Change-in-Control

We have entered into change-in-control agreements with each of our executive officers, including the named executive officers, which provide, among other things, that following a “change-in-control” of the Company each executive officer would receive a lump-sum cash severance payment equal to approximately three times the executive officers’ annual incentive bonus for the current fiscal year and annual base salary, based on the weekly equivalent of the executive officer’s base salary in effect at the time of termination, plus, under certain circumstances, certain fringe benefits that would be payable on a monthly basis for 24 months. Such payments allow the Company to ensure that management remains in place and effectively functions in the event of a proposed change in Company ownership. In general, a “change in control” would occur when there has been any change in control required to be reported in our proxy statement, when 30% or more of our outstanding voting stock is acquired by any person, when current members of the Board or their successors elected or nominated by such members cease to constitute at least 50% of the Board, when we merge or consolidate with or sell substantially all our assets to any person or entity, when we acquire the assets of another corporation or when our shareholders approve a plan of liquidation or dissolution of the Company. Pursuant to these agreements, if a “change in control” had occurred on March 31, 2016 and the executive officer’s employment was terminated by the executive for “good reason” (as defined in the respective change in control agreements) or by us for other than “cause” (as defined in the respective change in control agreements), the currently-serving named executive officers would have received the amounts indicated in the table below, which includes deemed compensation resulting from the immediate vesting of all unvested stock options, restricted stock and stock equivalent awards and a reasonable estimate of the health and life insurance benefits required to be provided by us for the 24-month period following such termination.

We have also included severance provisions in the employment agreements with each of our named executive officers. Pursuant to these provisions, the named executive officer will receive the following amounts for a 12-month period following termination of employment by us without “cause” or by the executive officer for “good reason” (each as defined in the respective employment agreements): (i) an amount equal to his average annual base salary over the three-year period immediately preceding the date of termination, and (ii) an amount sufficient to continue eligible employee benefits. To be eligible for such severance benefits, the executive officer must execute a release of claims against us and comply with certain non-solicitation, non-competition and confidentiality obligations as set forth in the respective employment agreements. If the currently-serving named executive officers had been terminated on March 31, 2016 by us without “cause” or by the executive officer for “good reason” (each as defined in the respective employment agreements), they would have received the amounts in the table below pursuant to the employment agreements.

The following table summarizes the amounts payable to the named executive officers following a termination of employment on March 31, 2016 under each of the above triggering events:

Name	Involuntary (Not for “Cause”) or for Good Reason Following Change in Control ($)	Involuntary (Not for “Cause”) or for Good Reason ($)
Christopher T. Metz	5,484,078	704,336
Christopher J. Eperjesy	2,195,992	476,484
Tracy J. Crocker	1,567,335	337,430
Greg Williamson	1,613,075	358,674
Bradley D. Darling(1)	1,632,834	357,500

(1)	Mr. Darling’s employment with the Company ended on April 1, 2016. Mr. Darling was not entitled to any severance payments upon the termination of his employment but received a separation payment equal to $59,000, payable in May 2016, in lieu of the bonus payment that he would have otherwise received for services rendered to the Company in fiscal 2016.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm. Grant Thornton LLP, an independent registered public accounting firm, was our independent registered public accounting firm for fiscal 2016, and the Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2017. Grant Thornton LLP has served as our independent registered public accounting firm since 1990. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with our Audit Committee Charter, the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

Audit and Non-audit Fees. The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of our consolidated financial statements for the fiscal years ended March 31, 2016 and 2015 and fees billed for other services provided by Grant Thornton LLP during the fiscal years ended March 31, 2016 and 2015:

	2016	2015
Audit Fees(1)	$675,000	$638,000
Tax Fees(2)	392,000	337,000

Total	$1,067,000	$975,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for services related to tax compliance, tax advice, tax planning and miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2016 and 2015.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of three independent directors and operates under a written charter adopted by the Board, which can be viewed on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link). Management is responsible for our consolidated financial statements and financial reporting process, including designing and maintaining an effective system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States (“GAAP”) and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton LLP’s evaluation of our internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under applicable standards, including Auditing Standard No. 16, The Auditor’s Communication with Audit Committees. Our independent registered public accounting firm also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (U.S.) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC.

Submitted by the Audit Committee of the Board

Susan E. Lester (Chair)	Tony J. Christianson	Joseph F. Puishys

PROPOSAL 3

APPROVAL OF AMENDMENTS TO THE ARCTIC CAT INC. 2013 OMNIBUS STOCK AND INCENTIVE PLAN TO (A) INCREASE THE AVAILABLE NUMBER OF SHARES FOR AWARDS UNDER THE PLAN AND (B) LIMIT THE MAXIMUM AGGREGATE COMPENSATION (CASH AND AWARDS UNDER THE PLAN) PAYABLE IN ANY CALENDAR YEAR TO ANY NON-EMPLOYEE DIRECTOR.

General Information

On May 2, 2016, the Compensation and Human Resources Committee of our Board of Directors recommended and our Board of Directors approved an amendment to our 2013 Omnibus Stock and Incentive Plan (the “Plan”), subject to the approval of the Company’s shareholders, which: (1) increases by 875,000 the number of shares of Company Common Stock (“Common Stock”) available for awards under the Plan, and (2) limits the maximum aggregate compensation (cash and awards under the Plan) payable in any calendar year to non-employee directors to $400,000. Approval of these amendments to the Plan will constitute re-approval of the full amended Plan for purposes of allowing the grant of incentive awards under the Plan that qualify as tax-deductible performance-based compensation.

Increase in the Number of Shares Authorized for Issuance under the Plan

The purpose of the Plan is to promote the interests of Arctic Cat and our shareholders by aiding us in attracting and retaining executives, other key employees, consultants and directors who contribute to the Company’s success, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company, thereby aligning the interests of such persons with the Company’s shareholders. To facilitate these goals, we are asking shareholders to approve an 875,000-share increase to the number of shares available for awards under the Plan. We believe that equity awards to directors, officers, other key employees and consultants provide a direct link between compensation and long-term shareholder value creation.

The Plan allows for incentive and non-qualified stock options, restricted stock and restricted stock unit awards, stock appreciation rights, performance awards and other incentives to be granted to directors, officers, other key employees and consultants. Currently, 1,100,000 shares of Common Stock are authorized for issuance under the Plan. As of May 1, 2016, the Company had awarded 830,314 shares under the Plan and 269,686 shares remained available for future awards. If approved, the proposed amendment will increase the number of shares authorized for issuance under the Plan to an aggregate total of 1,975,000.

The following table sets forth the equity awards granted by us under the Plan for the fiscal years ended March 31,

	2016	2015	2014
Options Granted	121,819	289,766	96,209
Full-Value Shares Granted	153,621	155,764	25,976
Weighted-Average Common Shares Outstanding for Year	12,995,000	12,926,000	13,275,000

The following table presents the issued but unexercised stock options and stock-settled stock appreciation rights, unvested restricted stock units and restricted stock, and common shares outstanding as of May 1, 2016.

	Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term
Stock Options and Stock-Settled Stock Appreciation Rights not entitled to dividends or dividend equivalent rights	983,873	$25.46	8.22 years
Stock Options and Stock-Settled Stock Appreciation Rights entitled to dividends or dividend equivalent rights	—	—	—
Unvested Restricted Stock Units	211,509	N/A	N/A
Unvested Restricted Shares	40,742	N/A	N/A
Common Stock	13,044,678	N/A	N/A

Limit to the Maximum Aggregate Compensation Payable to Non-Employee Directors in any Calendar Year

The proposed amendment would impose a $400,000 limit on the compensation that may be paid to a non-employee director in any given calendar year, including the sum of (i) cash compensation and (ii) the grant date fair value of equity compensation awarded under the Plan.

We believe that it is important to disclose to our shareholders, and for our shareholders to approve, a maximum annual limit on future awards that we may grant to our non-employee directors. We selected $400,000 as the maximum value that may be awarded to our non-employee directors under the Plan per calendar year because we believe it places a meaningful limit on awards to our non-employee directors. While our actual director compensation in recent years has been considerably lower than this proposed limit, we believe that setting a limitation at this level provides us with a reasonable degree of flexibility for the remainder of the Plan term, or extensions thereof, to make adjustments that we may in the future deem appropriate or necessary for our non-employee director compensation program to remain competitive in the market.

Other Matters

In connection with the proposed amendments for which shareholder approval is required, the Compensation Committee approved amendments to the Plan for which shareholder approval is not required. These amendments to certain other non-material terms of the Plan include, for example, a new requirement that all awards granted under the Plan be subject to a minimum one-year vesting requirement and clarification that Awards for which payment or settlement may not be made in shares of stock (e.g., if exclusively in cash) do not count against the limitation on shares available for Awards under the Plan.

Shareholder approval of the amendment to the Plan also is intended to constitute re-approval of the Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of asking shareholders to reapprove the material terms relating to performance-based compensation under the Plan is to enable us to continue to grant incentive awards under the Plan that are structured in a manner intended to qualify as tax-deductible, performance-based compensation under Section 162(m) of the Code.

Summary of the Plan

A general description of the Plan, as already amended and as proposed to be amended, is set forth below. This description is qualified in its entirety by reference to the full text of the Plan as amended, a copy of which is attached as Appendix A to this proxy statement.

Administration

The Compensation and Human Resources Committee, or any other committee designated by the Board of Directors, administers the Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Plan. Subject to the provisions of the Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the Plan, establish rules and regulations for the administration of the Plan and correct any defect, supply any omission or reconcile any inconsistency in the Plan or awards thereunder. In addition, the Board may, at any time and from time to time, exercise the powers and duties of the Compensation Committee under the Plan without further action of the Compensation Committee.

Eligible Persons

Any employee, officer, consultant, advisor or director providing services to us or any of our subsidiaries who is selected by the Compensation Committee is eligible to receive an award under the Plan. An eligible person must be a natural person. While we have approximately 1,573 total employees, officers and directors, as a practical matter only about 250 non-officer employees, eight executive officers and six non-employee directors are eligible for award consideration.

Shares Available For Awards

•

The aggregate number of shares of the Company’s Common Stock that may be issued under the Plan is currently 1,100,000 and will be increased to 1,975,000 if this amendment is approved. Certain awards under the Plan are subject to limitations on the number of shares that may be awarded.

•

No eligible person may be granted awards under the Plan in any calendar year for more than five hundred thousand (500,000) shares in the aggregate, the value of which is based solely on an increase in the value of our Common Stock after the date of grant of the award.

•

The maximum amount payable pursuant to all performance awards to any person in the aggregate in any calendar year is seven million five hundred thousand dollars ($7,500,000) in value, whether payable in cash, shares or other property, based on the value at the time the award is made.

•

If this amendment is approved, the maximum aggregate compensation payable to any non-employee director in any calendar year will be four hundred thousand dollars ($400,000) in value, whether payable in cash or awards under the Plan, based on the value at the time the award is made.

The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to equalize the fair value of the awards before and after the transaction.

Options and stock appreciation rights generally are counted against the aggregate shares available for issuance under the Plan at a ratio of one share for every one share granted. Any other awards of shares generally are counted against the aggregate shares available for issuance under the Plan at a ratio of one and eight tenths (1.8) of a share for every one share granted. The number of shares available for issuance under the Plan is not reduced if (i) shares are withheld for the exercise price of an option or stock appreciation right, to satisfy tax withholding obligations, or for any other reason, or (ii) no shares may be issued pursuant to the award (e.g., if it may be settled only in cash). If an award terminates or is forfeited or cancelled without the issuance of shares, or if any shares covered by an award or to which an award relates are not issued for any other reason, then the shares previously set aside for such awards are available for future awards under the Plan.

Types of Awards and Terms and Conditions

The Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash or stock;

•	other stock awards; and

•	dividends and dividend equivalents.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the Plan or any other compensation plan, provided that any SAR that is part of an incentive stock option must be granted only at the time of the grant of the incentive stock option. Awards can be granted for no cash consideration, or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The term of awards may not be longer than 10 years.

Stock Options. The holder of an option is entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The option price per share under any stock option may not be less than the fair market value on the date of grant of such option except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an incentive stock option is granted to such employee, the option price must be no less than 110% of the fair market value on the date the option is granted and the term of such option will not be longer than five years from the date of the grant. Determinations of fair market value under the Plan will be made in accordance with Section 422 of the Code or any successor provision and any applicable Treasury Department regulations.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, in the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR as determined by the Compensation Committee. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee and may be settled in cash or stock as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The holder of restricted stock owns shares of our Common Stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. In the case of restricted stock units, no shares are issued at the time such awards are granted. Shares are issued and delivered to the holder upon the lapse or waiver of restrictions and the restricted period relating to the award.

Performance Awards. Performance awards granted under the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash or stock based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee will determine the performance goals to be achieved during any performance period, the length of a performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award.

Other Stock Awards. The Compensation Committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the Compensation Committee and the Plan limitations, including the minimum one-year vesting period required by the Plan as amended.

Dividend and Dividend Equivalents. The Compensation Committee may grant dividends and dividend equivalents, subject to terms and conditions determined by the Compensation Committee. In no event may dividends or dividend equivalents be paid on options, SARs, unvested performance-based restricted stock units or unvested performance awards.

Performance-Based Compensation. For any of the above awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance objectives shall be limited to the following performance goals, either individually, alternatively or in any combination, applied on a company, subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and· net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities, prior periods of performance or other external measure of the selected performance criteria and, subject to limitations described in the Plan, may be applied on an as-adjusted basis to exclude the effect of certain events specified in the Plan.

Duration, Termination and Amendment. Unless discontinued or terminated by the Board, the Plan will expire on June 17, 2023. No awards may be made after that date. However, any award granted under the Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board may amend, alter or discontinue the Plan at any time, although shareholder approval must be obtained for any action that would, absent such approval, cause the Plan to no longer comply with Rule 16b-3, Section 422 of the Code or any other regulatory requirements or which would result in a repricing of any award already granted. The Board may not impair the rights of any individual award recipient without the consent of such award recipient.

Effect of a Change in Control

Except as otherwise provided in an award, awards that are not assumed or substituted immediately vest and become exercisable and any restrictions thereon lapse upon the occurrence of a change in control as defined in the Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The Compensation Committee may require options be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Awards

Unless otherwise provided by the terms of the Plan, awards may only be transferred by will or by the laws of descent and distribution.

Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise). Upon exercising a SAR, the amount of any cash and the fair market value of any shares of our Common Stock received on the date of exercise are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. As to other awards granted under the Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount (if any) paid for the shares by the holder.

Deferred Compensation. Depending in part on particular award terms and conditions, certain awards under the Plan may be considered non-qualified deferred compensation subject to the requirements of Section 409A of the

Code. If the terms of such awards do not meet the requirements of Section 409A, the violation of Section 409A may result in an additional 20% tax obligation, plus penalties and interest for the recipient.

Corporate Income Tax Deduction. Section 162(m) generally limits the corporate income tax deduction for compensation paid to executive officers that is not “performance-based” to $1,000,000 per executive officer. “Performance based” compensation that meets certain requirements is not counted against the $1,000,000 limit and generally remains fully deductible for corporate income tax purposes. One of the requirements for compensation to be considered performance-based under the tax laws is that we must obtain shareholder approval every five years of the material terms of the performance goals for such compensation. Shareholder approval of the general performance goals specified in the Plan and the maximum amounts that may be awarded under the Plan, even without shareholder approval of specific targeted levels of performance, will allow us to qualify incentive awards under the Plan as “performance-based” compensation. Subject to the usual rules concerning reasonable compensation, and assuming that performance awards paid under the Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we anticipate that shareholder approval of the Plan, as amended, will allow tax deductibility of performance-based awards granted under the Plan for the next five years, at which point Section 162(m) will require further shareholder approval of these goals. We reserve the right to grant non-deductible compensation when appropriate in the discretion of the Compensation Committee or the Board.

The foregoing is only a summary of the effect of U.S. federal income taxation with respect to the grant and exercise of awards under the Plan. It does not purport to be complete, and does not discuss the tax consequences of an individual’s death or the provisions of the income tax laws of any municipality, state or foreign country in which any eligible individual may reside.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Plan, as amended, are subject to the discretion of the Compensation Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors under the Plan. Therefore, a New Plan Benefits Table has not been provided.

We made annual equity awards under the Plan in our fiscal year ended March 31, 2016 to our named executive officers, non-employee directors and other eligible employees. Information regarding fiscal 2016 grants to our named executive officers is set forth under the heading “Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2016” under the “Executive Compensation and Other Information” section of this proxy statement. Information regarding fiscal 2016 grants to non-employee directors is set forth under the heading “Director Compensation” in the “Corporate Governance” section of this proxy statement.

Equity Compensation Plan Table

The table below provides summary information on the securities issuable under our equity compensation plans as of March 31, 2016.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants And Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Incentive Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by security holders	678,209	$30.08	620,703
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	678,209	$30.08	620,703

Other Information

Other than as a result of their right to participate in the Plan, no person who was a director or executive officer of the Company in the year ended March 31, 2016 or who is a nominee for director at the Annual Meeting, or any associate of theirs, has any substantial interest in this proposal.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO THE ARCTIC CAT INC. 2013 OMNIBUS STOCK AND INCENTIVE PLAN TO (A) INCREASE THE AVAILABLE NUMBER OF SHARES FOR AWARDS UNDER THE PLAN AND (B) LIMIT THE MAXIMUM AGGREGATE COMPENSATION (CASH AND AWARDS UNDER THE PLAN) PAYABLE IN ANY CALENDAR YEAR TO ANY NON-EMPLOYEE DIRECTOR.

OTHER MATTERS

Shareholder Proposals

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Our annual meeting of shareholders for the fiscal year ending March 31, 2017 is expected to be held on or about July 24, 2017 and proxy materials in connection with that meeting are expected to be mailed on or about June 19, 2017. Shareholder proposals prepared in accordance with the proxy rules for inclusion in the proxy statement must be received by us on or before February 21, 2017. In addition, if we receive notice of a separate shareholder proposal before March 27, 2017 or after April 26, 2017, such proposal will be considered untimely pursuant to our Bylaws and Rule 14a-4(c)(1) under the Exchange Act of 1934, and the Proxy Agents may exercise discretionary voting power with respect to such proposal.

Shareholders desiring to recommend a director nominee to the Board, or to separately propose a director candidate, should review the procedures described under “Corporate Governance—Identifying New Director Nominees.”

Important Notice Regarding Delivery of Documents to Shareholders Sharing an Address

Securities and Exchange Commission rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also request prompt delivery of a copy of the proxy statement and annual report by contacting our Secretary at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441, or by calling the Company at (763) 354-1800.

Annual Report

Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended March 31, 2016. A copy of Form 10-K, the Annual Report filed by us with the SEC, will be furnished without charge to any shareholder who requests it in writing from us, at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441.

The Board knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the Proxy Agents intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Christopher T. Metz, President, Chief Executive Officer and Director

Appendix A

ARCTIC CAT INC.

2013 OMNIBUS STOCK AND INCENTIVE PLAN

As Amended

2013 OMNIBUS STOCK AND INCENTIVE PLAN

As Amended

SECTION 1	PURPOSE	1
SECTION 2	DEFINITIONS	1
SECTION 3	ADMINISTRATION	4
(a)	Power and Authority of the Committee	4
(b)	Power and Authority of the Board	4
SECTION 4	SHARES AVAILABLE FOR AWARDS	4
(a)	Shares Available	4
(b)	Accounting for Awards	4
(c)	Adjustments	5
(d)	Award Limitations Under the Plan	5
SECTION 5	ELIGIBILITY	5
SECTION 6	OPTIONS	6
(a)	Exercise Price	6
(b)	Option Term	6
(c)	Time and Method of Exercise	6
SECTION 7	STOCK APPRECIATION RIGHTS	6
SECTION 8	RESTRICTED STOCK AND RESTRICTED STOCK UNITS	7
(a)	Restrictions	7
(b)	Issuance and Delivery of Shares	7
SECTION 9	PERFORMANCE AWARDS	7
SECTION 10	OTHER STOCK AWARDS	8
SECTION 11	GENERAL	8
(a)	Consideration for Awards	8
(b)	Awards May Be Granted Separately or Together	8
(c)	Forms of Payment under Awards	8
(d)	Limits on Transfer of Awards	8
(e)	Term of Awards	9
(f)	Restrictions; Securities Exchange Listing	9
(g)	Prohibition on Repricing	9
SECTION 12	RIGHTS UPON TERMINATION OF EMPLOYMENT	9
(a)	Termination by Death or Disability	9
(b)	Termination by reason of Retirement	10
(c)	Termination for Cause	10
(d)	Other Termination	10

i

SECTION 13	TRANSFER, LEAVE OF ABSENCE, ETC.	11
SECTION 14	CHANGE IN CONTROL OF THE COMPANY	11
(a)	Change in Control	11
(b)	Total Market Value	12
(c)	Vesting Upon Change in Control	12
(d)	Disposition of Awards	12
(e)	General Rule for Awards	13
SECTION 15	INCOME TAX COMPLIANCE	13
SECTION 16	AMENDMENTS AND TERMINATION	14
SECTION 17	NO TRUST OR FUND CREATED	14
SECTION 18	RIGHTS OF ELIGIBLE PERSONS AND PARTICIPANTS	15
(a)	No rights to Awards	15
(b)	Award Agreements	15
(c)	Plan Provisions Control	15
(d)	No Rights of Shareholders	15
(e)	No limit on Other Compensation Arrangements	15
(f)	No Right to Employment	15
SECTION 19	GENERAL PROVISIONS	15
(a)	Governing Law	15
(b)	Severability	15
(c)	No Fractional Shares	16
(d)	Compliance with 162(m)	16
(e)	Arrangements Upon Termination of Employment or Competitive Employment	16
(f)	Headings	16
Section 20	EFFECTIVE DATE OF THE PLAN	16
Section 21	TERM OF THE PLAN	16

ii

ARCTIC CAT INC.

2013 OMNIBUS STOCK AND INCENTIVE PLAN

As Amended

Section 1. Purpose

The purpose of the Plan is to enable Arctic Cat Inc. (the “Company”) and its Subsidiaries to retain and attract executives, other key employees, consultants and directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Action Effective Date” shall have the meaning set forth in Section 14(d) of the Plan.

(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock Grant granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract or other instrument or document, including in electronic form, evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean, unless otherwise defined in the Award Agreement or another agreement governing one or more Awards under this Plan, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company.

(f)	“Change in Control” shall have the meaning set forth in Section 14(a) of the Plan.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h)	“Committee” shall mean the Compensation and Human Resources Committee of the Board or any other committee of the Board designated by the Board to administer the Plan or any portion of the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m) of the Code, and each member of the Committee shall be a “Non-Employee Director”; provided the Compensation Committee may have a member or members who are not Non-Employee Directors so long as the Board has established a separate Committee to grant Awards, all the members of which are Non-Employee Directors.

(i)	“Company” shall mean Arctic Cat Inc., a Minnesota corporation, and any successor corporation.

(j)	“Deferred Compensation” shall have the meaning set forth in Section 15.

(k)	“Director” shall mean a member of the Board, including any Non-Employee Director.

(l)	“Disability” shall mean permanent and total disability as determined by the Committee.

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(m)	“Early Retirement” shall mean retirement, with consent of the Committee at the time of retirement, from active employment with the Company and any Subsidiary or Parent Corporation of the Company.

(n)	“Eligible Person” shall mean any employee, officer, consultant, advisor or Director providing services to the Company or any Subsidiary who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(o)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p)	“Fair Market Value” shall mean the value of the Shares on a given date as determined by the Committee in accordance with Section 422 of the Code or any successor provision and any applicable Treasury Department regulations with respect to “incentive stock options,” or, if applicable, that will result in the Award being exempt from the requirements of a “deferred compensation plan” under Section 409A of the Code.

(q)	“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to qualify as an “incentive stock option” in accordance with the te1n1s of Section 422 of the Code or any successor provision.

(r)	“Incumbent Directors” shall have the meaning set forth in Section 14(a)(ii) of the Plan.

(s)	“Insider” shall mean an individual who is, on the relevant date, an officer, Director or beneficial owner of ten percent (10%) or more of any class of the Company’s equity securities of the Company, all as defined under Section 16 of the Exchange Act

(t)	“Non-Assumed Award” shall have the meaning set forth in Section 14(c) of the Plan.

(u)	“Non-Employee Director” shall mean any Director who is not also an employee of the Company or a Subsidiary within the meaning of Rule 16b-3 and is an “outside director” within the meaning of Section 162(m) of the Code.

(v)	“Non-Qualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not an Incentive Stock Option.

(w)	“Normal Retirement” shall mean retirement from active employment with the Company and any Subsidiary or Parent Corporation of the Company on or after (i) age 65 or (ii) age 55 if the Participant has ever served the Company as a full-time employee for at least 15 years.

(x)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(y)	“Other Stock Grant” shall mean any right granted under Section 10 of the Plan.

(z)	“Parent Corporation” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aa)	“Participant” shall mean an Eligible Person who receives or holds an Award under the Plan.

(bb)	“Performance Award” shall mean any right granted under Section 9 of the Plan.

(cc)

“Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a Company, Subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross,

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operating and· net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, working capital, market share, cost reductions) workforce satisfaction and diversity goals) employee retention) customer satisfaction) completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities, prior periods of performance) or other external measure of the selected performance criteria.

Pursuant to rules and conditions adopted by the Committee on or before the earlier of the expiration of twenty-five percent (25%) of the applicable performance period or the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including, but not limited to, any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt. Performance Goals may include individual objectives or other subjective criteria. Any adjustment subsequent to the dates contemplated by this Section 2(cc) would constitute a grant of an Award pursuant to Section 9 that is not intended to satisfy the requirements of Section 162(m) of the Code.

(dd)	“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(ee)	“Plan” shall mean the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(ff)	“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

(gg)	“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(hh)	“Retirement” shall mean Normal Retirement or Early Retirement.

(ii)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(jj)	“Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(kk)	“Share” or “Shares” shall mean the common stock, $.01 par value per share, of the Company (the “Common Stock”) or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan. Class B common stock of the Company shall be considered Shares hereunder only following conversion to Common Stock of the Company.

(ll)	“Specified Employee” shall have the meaning set forth in Section 15 of the Plan.

(mm)	“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

(nn)	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(oo)	“Total Market Value” shall have the meaning set forth in Section 14(b) of the Plan.

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Section 3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) extend the exercise period in accordance with the terms of the Plan; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) delegate to one or more executive officers of the Company the authority to grant Award and/or to administer the Plan or any aspect of it; provided, however, that only the Committee may grant Awards that qualify under Rule l6b-3 and Section 162(m) of the Code; and (xi) make any other determination and take any other action, prospectively or retrospectively, that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, exercise the powers and duties of the Committee under the Plan without any further action of the Committee, and in that event, any reference to Committee shall also refer to the Board.

Section 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 1,975,000 (of which 830,314 were granted prior to May 1, 2016, 269,686 were available on May 1, 2016 and 875,000 were added by amendment on May 2, 2016 subject to approval by the shareholders).

(b) Accounting for Awards.

(i) Fungible Reserve Ratios. Options and Stock Appreciation Rights are counted against the aggregate Shares available for granting Awards at a ratio of one Share for every one Share granted. Any other Awards of Shares will be counted against the aggregate Shares available for granting Awards at a ratio of one and eight tenths (1.8) of a Share for every one Share granted.

(ii) Aggregate Accounting. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the total number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; provided, that the number of Shares counted against the aggregate number of Shares available for granting Awards under the Plan shall not be reduced if (i) Shares are withheld for the exercise price of an Option or Stock Appreciation Right, to satisfy tax withholding obligations, or for any other reason, or (ii) no Shares may be issued pursuant to the Award (e.g., if it may only be settled in cash). If an Award terminates or is forfeited or cancelled without the issuance of any

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Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture by the Company, shall again be available for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or any other similar corporate transaction, equity restructuring or event affects the Shares, then the Committee shall make an appropriate adjustment that will equalize the fair value of such Shares or Awards before and after the transaction, restructuring or event, including but not limited to making adjustment to any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that with respect to Incentive Stock Options, in the event of a transaction described in 424(c) of the Code, the adjustments shall satisfy Section 424(e)(1) of the Code.

(d) Award Limitations Under the Plan

(i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $7,500,000 in value, whether payable in cash, Shares or other property, based on the value at the time the Award is made. This limitation does not apply to, but rather shall be independent of, any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

(iii) Non-Employee Director Compensation Limitation. The maximum aggregate compensation (cash and Awards under this Plan) payable to Non-Employee Directors in any calendar year shall be $400,000.

(iv) Minimum Vesting. All Awards of Shares under this Plan shall be subject to a minimum one (1) year vesting requirement.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the

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foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of a Subsidiary unless such Subsidiary is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Options

The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(a) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided further, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or a Subsidiary. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price shall be no less than 110% of the Fair Market Value of the Stock on the date the option is granted.

(b) Option Term. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(c) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. If the Committee provides, in its discretion, that any option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time, provided, however, that unless the Option has been approved by the Board, the Committee or the shareholders of the Company, an Option to a director, officer or a 10% shareholder of the Company or its Subsidiaries shall not be exercisable for a period of six (6) months after the date of the grant unless otherwise permitted under rules, policies or interpretations established by the Securities and Exchange Commission in connection with a Change in Control of the Company as contemplated by Section 14 of the Plan or as otherwise provided in the Plan.

Section 7. Stock Appreciation Rights

The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period

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before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or a Subsidiary. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its date of grant.

Section 8. Restricted Stock and Restricted Stock Units

The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(a) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participants death, disability or retirement or a change in control of the Company.

(b) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

Section 9. Performance Awards

The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section l62(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other

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terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m). Nothing in this Section 9 shall prohibit the Committee from granting any Award that is not intended to satisfy the requirements of Section 162(m).

Section 10. Other Stock Grants

The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine. In the event Other Stock Grants are awarded to members of the Committee, such Award shall be granted by the Board.

Section 11. General

(a) Consideration for Awards. Awards may be granted for no cash consideration or for cash or any other consideration as determined by the Committee or required by applicable law.

(b) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards; provided, however, that any Stock Appreciation Right that is part of an Incentive Stock Option must be granted only at time of the grant of the Incentive Stock Option.

(c) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall detem1ine (including, without limitation, cash; Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments. Any payment to a Specified Employee that constitutes Deferred Compensation (as those terms are defined in Section 15 of the Plan) shall comply with the delay in payment provisions set forth in Section 15(e) hereof.

(d) Limits on Transfer of Awards. Except as otherwise provided by the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant, whether or not such transfer is for value, other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefore) and the family member may not make any subsequent transfers other than by will or by the laws of descent and

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distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

(e) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

(f) Restrictions: Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange.

(g) Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be (i) amended to reduce its initial exercise or grant price, (ii) canceled and replaced with Options or Stock Appreciation Rights having a lower exercise or grant price or with any other type of Award, or (iii) repurchased for cash, without the approval of the shareholders of the Company.

Section 12. Rights Upon Termination of Employment

(a) Termination by Death or Disability. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if a Participant’s employment by the Company and any Subsidiary or Parent Corporation terminates by reason of death or Disability:

(i) all outstanding Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) then held by the Participant may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), and remain exercisable for a period of twelve months (or such shorter period as the Committee shall specify at grant) from the date of such death or Disability or until the expiration of the stated term of the option, whichever period is shorter; provided, however, that in the event of termination of employment by reason of death or Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code as a result of Committee action, the Option will thereafter be treated as a Non-Qualified Stock Option;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant will become fully vested; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

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(b) Termination by Reason of Retirement. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if a Participant’s employment by the Company or any Subsidiary or Parent Corporation terminates by reason of Retirement:

(i) all outstanding Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will either continue to vest in accordance with its terms in the manner determined by the Committee and set forth in the Award Agreement evidencing such Option or Stock Appreciation Right or, if so provided in the Award Agreement or in writing after the Award Agreement is issued, become fully vested on the date of Retirement, and in either case shall remain exercisable until expiration of the stated term of the Option; provided, however, in the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code as a result of Committee action, the Option will thereafter be treated as a Non-Qualified Stock Option;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement evidencing such Restricted Stock or Restricted Stock Units; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will vest and/or continue to vest in the manner set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

(c) Termination for Cause. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if the Participant’s employment by the Company and any Subsidiary or Parent Corporation terminates for Cause:

(i) all outstanding Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) then held by the Participant may be exercised, to the extent then exercisable, no later than the date of such termination;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will be terminated and forfeited, except as set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

(d) Other Termination. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if a Participant’s employment by the Company and any Subsidiary or Parent Corporation terminates for any reason other than death, Disability, Retirement or Cause:

(i) all Outstanding Stock Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) may be exercised to the extent it was exercisable at such termination for the lesser of one month or the balance of the option’s term;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will vest and/or continue to vest in the manner set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

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Section 13. Transfer, Leave of Absence, etc.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer of an employee from the Company to a Parent Corporation or Subsidiary, or from a Parent Corporation or Subsidiary to the Company, or from one Subsidiary to another;

(b) a leave of absence, approved in writing by the Committee, for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days (or such longer period as the Committee may approve, in its sole discretion); and

(c) a leave of absence in excess of ninety (90) days, approved in writing by the Committee, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any leave of absence, the employee returns to work within thirty (30) days after the end of such leave.

Section 14. Change in Control of the Company

(a) Change in Control. “Change in Control” of the Company shall mean a change in control which would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, without limitation, if:

(i) Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act); other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary or Parent Corporation, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) During any period of two consecutive years (not including any period ending prior to the effective date of this Plan), the Incumbent Directors cease for any reason to constitute at least a majority of the Board. The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors on the effective date of this Plan and any individual who subsequently becomes a member of the Board (other than a director designated by a person who has entered into agreement with the Company to effect a transaction contemplated by this Section 14(a)(iii) or in connection with the settlement of a proxy contest) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

(iii) In the event (x) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, 51% or more of the combined voting power of resulting entity’s outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction; (y) the Company consummates an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company; or (z) the Company adopts a plan of complete liquidation or winding up of the Company.

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(b) Total Market Value. “Total Market Value” shall mean the aggregate market value of the Company’s or the resulting entity’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s or the resulting entity’s other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Committee dete1mines where there is not a readily ascertainable exchange rate.

(c) Vesting Upon a Change in Control. Except as otherwise provided in an Award or as provided in the next sentence, if a Change in Control occurs, and if the agreements effectuating the Change in Control do not provide for the assumption or substitution of all Awards granted under this Plan, with respect to any Award granted under this Plan that is not so assumed or substituted (a “Non-Assumed Award”), such Awards shall immediately vest and be exercisable and any restrictions thereon shall lapse. Notwithstanding the foregoing, unless the Committee determines at or prior to the Change in Control, no Award that is subject to any Performance Goal for which the performance period has not expired, shall accelerate at the time of a Change in Control.

(d) Disposition of Awards. Except as otherwise provided in an Award Agreement, the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Awards, take any or all of the following actions to be effective as of the date of the Change in Control (or as of any other date fixed by the Committee occurring within the thirty (30) day period immediately preceding the date of the Change in Control, but only if such action remains contingent upon the effectuation of the Change in Control) (such date referred to as the “Action Effective Date”):

(i) Unilaterally cancel such Non-Assumed Award in exchange for: (x) whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the Fair Market Value of: (I) in the case of Options or Stock Appreciation Rights, the Shares that could be purchased subject to such Non-Assumed Award less the aggregate exercise price for the Options or Stock Appreciation Rights with respect to such Shares; (II) in the case of Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock Grants, Shares subject to such Award determined as of the Action Effective Date (taking into account vesting), less the value of any consideration payable on exercise; or (y) cash or other property equal in value to the Fair Market Value of (I) in the case of Options or Stock Appreciation Rights, the Shares that could be purchased subject to such Non-Assumed Award less the aggregate exercise price for the Options or Stock Appreciation Rights with respect to such Shares or (II) in the case of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards and Other Stock Grants, Shares subject to such Award determined as of the Action Effective Date (taking into account vesting) less the value of any consideration payable on exercise.

(ii) In the case of Options, unilaterally cancel such Non-Assumed Option after providing the holder of such Option with (1) an opportunity to exercise such Non-Assumed Option to the extent vested within a specified period prior to the date of the Change in Control, and (2) notice of such opportunity to exercise prior to the commencement of such specified period.

(iii) Notwithstanding anything to the contrary in any Award Agreement or the Plan, with respect to any Non-Assumed Awards after satisfaction of one of the foregoing, the Participant will only be entitled to the cash or other property and shall not have any right to the Shares or any shares of the successor.

However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed Award is an Insider, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment (A) has met the requirements of an exemption under Rule 16b-3, or (B) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under

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Rule 16b-3. Unless an Award Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of an Option.

(e) General Rules for Awards. If a Change in Control occurs, then, except to the extent otherwise provided in the Award Agreement pertaining to a particular Award or as otherwise provided in this Plan, each Award shall be governed by applicable law and the documents effectuating the Change in Control.

Section 15. Income Tax Compliance

(a) In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes, provided that the maximum amount shall not exceed the amount of the required withholding, or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

(b) “Deferred Compensation” means any Stock Incentive under this Plan that provides for the “deferral of compensation” under a “nonqualified deferred compensation plan” (as those terms are defined under Code Section 409A) and that would be subject to the taxes specified in Code Section 409A(a)(l) if and to the extent that the Plan and the Award Agreement do not meet or are not operated in compliance with the requirements of Code Section 409A(a)(2), (3) and (4) and the regulations promulgated thereunder, Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Code Section 409A and the regulations promulgated thereunder. For purposes of this Section 15, “Stock Incentive” means an Award that is settled in Shares, and shall not include Performance Awards that are settled in cash. Nothing in this Section 15 or the Plan shall prohibit the Company from establishing a deferred compensation plan that allows for the deferral of salary, bonuses or other cash-based Performance Awards.

(c) “Specified Employee” means a Participant who is a key employee as described in Code Section 416(i)(l) (A)(i), (ii) and (iii) (and disregarding paragraph (5) thereof) at any time during the 12 months ending on each December 31, or such other “identification date” that applies consistently for all plans that provide “deferred compensation” that is subject to the requirements of Code Section 409A and regulations promulgated thereunder. Each Participant will be identified as a Specified Employee in accordance with the regulations promulgated under Code Section 409A, including with respect to the spin-off or merger of the company with any other company, and such identification shall apply for the twelve (12) month period commencing on the first day of the fourth month following the identification date. Notwithstanding the foregoing, no Participant shall be a Specified Employee unless the stock of the Company (or other member of a “controlled group of corporations” as determined under Code Section 1563) is publicly traded on an established securities market as of the date of a Participant’s “separation from service” as defined in Code Section 409A and the regulations promulgated thereunder.

(d) Except to the extent such acceleration or deferral is permitted or complies with the requirements of Code Section 409A and the regulations promulgated thereunder, neither the Committee nor a Participant may accelerate or defer the time or schedule of any payment of, or the amount scheduled to be paid under, an Award

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that constitutes Deferred Compensation; provided, however, that payment shall be permitted if it is in accordance with a fixed date or schedule or on account of “separation from service,” “disability, “death, “change in control” or “unforeseeable emergency” as those items are defined under Code Section 409A and the regulations promulgated thereunder.

(e) Notwithstanding anything to the contrary in the Plan, unless the Award Agreement specifically provides otherwise, the Committee may not make payment to a Specified Employee of any Award that constitutes Deferred Compensation earlier than six (6) months following the Participant’s “separation from service” as defined for purposes of Code Section 409A (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A. Any payments that otherwise would be payable to the Specified Employee during the foregoing six (6) month period will be accumulated and payment will be delayed until the first date after the six (6) month period. The Committee may specify in the Award Agreement that the amount of the Deferred Compensation delayed shall accumulate interest or earnings during the period of such delay.

(f) The Committee may reform any provision in an Award intended to be exempt from Code Section 409A to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Code Section 409A and to preserve the economic benefits intended by the Award.

(g) Dividend and Dividend Equivalents. The Committee may grant dividend or dividend equivalents to any Participant and shall determine the time and manner of payment of the dividend or dividend equivalent; provided, however, that any dividend equivalent that is intended to be exempt from the requirements of Section 409A of the Code shall be stated as a separate arrangement. Notwithstanding the foregoing, in no event shall dividends or dividend equivalents be paid on Options, Stock Appreciation Rights, unvested performance-based Restricted Stock Units or unvested Performance Awards.

Section 16. Amendments and Termination

(a) The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (i) which would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent, or (ii) which without the approval of the shareholders of the Company would cause the Plan to no longer comply with Rule 16b-3, Section 422 of the Code or any other regulatory requirements or (iii) without the approval of the shareholders of the Company, which would result in a repricing of any Award theretofore granted hereunder.

(b) The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 3 above or as otherwise provided in this Plan, no such amendment shall impair the rights of any Participant without his or her consent.

(c) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 17. No Trust or Fund Created

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award,

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such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards granted hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 18. Rights of Eligible Persons and Participants

(a) No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Shareholders. Except with respect to Shares of Restricted Stock or Other Stock Awards as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Subsidiary, or a Director to be retained as a Director, or as a Consultant to be retained as a Consultant, nor will it affect in any way the right of the Company or a Subsidiary to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or a Subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

Section 19. General Provisions

(a) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

(b) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it

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cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award) such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(d) Compliance with Section 162(m). It is intended that the Plan shall comply with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Participants who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to confirm to the requirements or provisions of Section 162(m).

(e) Arrangements Upon Termination of Employment or Competitive Employment. At the time of grant, the Committee may provide in connection with any Award granted under this Plan that the Shares received as a result of such grant shall be subject to a repurchase right in favor of the Company, pursuant to which the Participant shall be required to offer to the Company upon termination of employment for any reason any shares that the Participant acquired under the Plan, with the price being the then Fair Market Value of the Shares or, in the case of a termination for Cause, an amount equal to the cash consideration paid for the Shares if lower than the Fair Market Value of the Shares, subject to such other terms and conditions as the Committee may specify at the time of grant. The Committee may, at the time of the grant of an Award under the Plan, provide the Company with the right to repurchase, or require the forfeiture of, Shares acquired pursuant to the Plan by any Participant who, at any time within two years after termination of employment with the Company, directly or indirectly competes with, or is employed by a competitor of, the Company.

(f) Headings. Headings are given to the Sections and subsections of the Plan or any Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 20. Effective Date of the Plan

The Plan shall be effective upon its adoption by the Board, provided, however, that in the event the Plan is not approved by the shareholders of the Company at the annual meeting of shareholders of the Company currently scheduled on August 8, 2013, the Plan will be terminated and all Awards granted under the Plan will be terminated and deemed null and void, provided further, that no Award may vest and no Shares may be issued under the Plan prior to approval of the Plan by the shareholders of the Company.

Section 21. Term of the Plan

The Plan shall terminate at midnight on June 17, 2023, unless terminated before then by the Board. No Awards shall be granted after termination of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/acat
Use the Internet to vote your proxy until 11:59 p.m. (CT) on July 24, 2016.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on July 24, 2016.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Each Nominee in Item 1 and FOR Items 2 and 3.
1.	Election of directors:	1a) Andrew S. Duff 1b) Susan E. Lester 1c) Christopher T. Metz	☐ For ☐ Against ☐ Abstain ☐ For ☐ Against ☐ Abstain ☐ For ☐ Against ☐ Abstain

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2017		☐ For ☐ Against ☐ Abstain

3.	To approve amendments to the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan (the “Plan”) to (a) increase the available number of shares for Awards under the Plan and (b) limit the maximum aggregate compensation (cash and Awards under the Plan) payable in any calendar year to any Non-Employee Director		☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE RECOMMENDATIONS OF THE BOARD ON EACH PROPOSAL AND, IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

          Address Change? Mark box, sign, and indicate changes below:    ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Monday, July 25, 2016

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc.
505 Highway 169 North, Suite 1000
Plymouth, MN 55441	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on July 25, 2016 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Christopher T. Metz and Kenneth J. Roering as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

See reverse for voting instructions.